Exhibit 99.3

Item 8.	Financial Statements and Supplementary Data

(Unless otherwise noted, all dollars are presented in thousands)

See the Table of Contents located at the beginning of this Report for more detailed page references to information contained in this Item.

Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act as a process, designed by, or under the supervision of, the chief executive officer and chief financial officer and effected by the board of directors, management and other personnel of a company, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and includes those policies and procedures that:

•	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets of the company;

•

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and the board of directors; and

•

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the company that could have a material effect on its financial statements.

Internal control over financial reporting has inherent limitations which may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or because the level of compliance with related policies or procedures may deteriorate.

Management has conducted an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2008 using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on that assessment, management concluded that our internal control over financial reporting was effective as of December 31, 2008. The effectiveness of the Company’s internal control over financial reporting has been audited by PricewaterhouseCoopers, LLP, our independent registered public accounting firm, as stated in their report which is presented in this Annual Report on Form 10-K.

Date: February 25, 2009

/s/ Craig S. Shular
Craig S. Shular,
Chief Executive Officer, President and Chairman of the Board

/s/ Mark R. Widmar
Mark R. Widmar,
Chief Financial Officer and Vice President

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of GrafTech International Ltd.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders’ (deficit) equity and cash flows present fairly, in all material respects, the financial position of GrafTech International Ltd. and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in the notes to the consolidated financial statements, the Company changed the manner in which it accounts for convertible debt instruments as of January 1, 2009 (Note 2) and defined benefit pension and other postretirement plans as of December 31, 2006 (Note 13).

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Cleveland, Ohio

February 25, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for convertible debt instruments (Note 2), as to which the date is December 4, 2009.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	At December 31,
	2007	2008
ASSETS
Current assets:
Cash and cash equivalents	$54,741	$11,664
Accounts and notes receivable, net of allowance for doubtful accounts of $2,917 at December 31, 2007 and $4,110 at December 31, 2008	158,486	146,986
Inventories	285,433	290,397
Prepaid expenses and other current assets	10,133	14,376

Total current assets	508,793	463,423

Property, plant and equipment	881,067	873,932
Less: accumulated depreciation	564,613	536,562

Net property, plant and equipment	316,454	337,370
Deferred income taxes	17,169	1,907
Goodwill	9,683	7,166
Other assets	22,232	12,887
Investment in non-consolidated affiliate	—	118,925
Restricted cash	1,547	1,451

Total assets	$875,878	$943,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,342	$55,132
Interest payable	9,633	953
Short-term debt	1,014	9,347
Accrued income and other taxes	29,996	34,861
Other accrued liabilities	108,699	140,330

Total current liabilities	203,684	240,623

Long-term debt:
Principal value	396,684	50,328
Fair value adjustments for hedge instruments	2,421	191
Unamortized bond premium	481	38

Total long-term debt	399,586	50,557

Other long-term obligations	94,010	118,272
Deferred income taxes	40,196	29,087
(see Contingencies – Note 16)
Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 150,000,000 shares authorized, 105,169,507 shares issued at December 31, 2007 and 122,634,854 shares issued at December 31, 2008	1,052	1,226
Additional paid-in capital	1,025,965	1,290,381
Accumulated other comprehensive loss	(278,316)	(355,960)
Accumulated deficit	(518,267)	(317,752)
Less: cost of common stock held in treasury, 2,501,201 shares at December 31, 2007 and 3,974,345 shares at December 31, 2008	(85,197)	(112,511)
Less: common stock held in employee benefit and compensation trusts, 471,373 shares at December 31, 2007 and 55,728 shares at December 31, 2008.	(6,835)	(794)

Total stockholders’ equity	138,402	504,590

Total liabilities and stockholders’ equity	$875,878	$943,129

See accompanying Notes to Consolidated Financial Statements

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	For the Year Ended December 31,
	2006	2007	2008

Net sales	$855,433	$1,004,818	$1,190,238
Cost of sales	615,626	677,507	756,453

Gross profit	239,807	327,311	433,785

Research and development	10,558	8,550	8,986
Selling and administrative expenses	101,874	92,133	95,757
Restructuring charges, net	9,956	1,369	349
Impairment loss on long-lived assets	10,464	—	—

Operating income	106,955	225,259	328,693

Equity in earnings of and write-down of investment in non-consolidated affiliate	—	—	36,256
Antitrust investigations and related lawsuits and claims	2,513	—	—
Other (income) expense, net	(10,342)	(13,420)	11,578
Interest expense	53,487	43,409	19,350
Interest income	(957)	(1,680)	(1,137)

Income from continuing operations before provision for income taxes and non-controlling stockholders’ share of income	62,254	196,950	262,646
Provision for income taxes	27,085	48,327	62,131

Income (loss) from continuing operations before non-controlling interest	35,169	148,623	200,515
Less: minority stockholders’ share of income (loss)	(268)	(50)	—

Income (loss) from continuing operations	35,437	148,673	200,515
Income (loss) from discontinued operations, (including gain from sale of discontinued operations of $58,631 in 2006), net of tax	48,934	(2,432)	—

Net income	$84,371	$146,241	$200,515

Basic income per common share:
Income per share from continuing operations	$0.36	$1.48	$1.80
Income (loss) per share from discontinued operations	0.50	(0.02)	—

Net income per share	$0.86	$1.46	$1.80

Diluted income per common share:
Income per share from continuing operations	$0.36	$1.39	$1.74
Income (loss) per share from discontinued operations	0.50	(0.02)	—

Net income per share	$0.86	$1.37	$1.74

See accompanying Notes to Consolidated Financial Statements

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the Year Ended December 31,
	2006	2007	2008

Cash flow from operating activities:
Net income	$84,371	$146,241	$200,515

Adjustments to reconcile net income to cash provided by operations:
(Income) loss from discontinued operations (including gain from the sale of discontinued operations of $58,631 in 2006), net of tax	(48,934)	2,432	—
Depreciation and amortization	39,124	39,005	35,427
Deferred income taxes	1,457	4,213	3,049
Restructuring charges	9,956	1,369	349
Impairment loss on long-lived assets	10,464	—	—
Equity in earnings of and write down of investment in non-consolidated affiliate	—	—	36,256
Post retirement and pension plan changes	(11,500)	(5,637)	7,034
Currency (gains) losses	(203)	3,605	(7,681)
Stock based compensation	3,589	4,507	4,903
Interest expense	9,627	10,852	7,776
Gain on sale of assets	(3,974)	(29,861)	(52)
Other charges (credits), net	4,143	8,075	(5,240)
Dividends from non-consolidated affiliate	—	—	553
Increase in working capital (see * on next page)	(23,907)	(36,676)	(19,919)
Increase long-term assets and liabilities	(10,032)	(17,353)	(14,334)

Net cash provided by operating activities	64,181	130,772	248,636

Cash flow from investing activities:
Capital expenditures	(46,035)	(50,817)	(71,954)
Investment in non-consolidated affiliate, net of $388 cash received	—	—	(136,467)
Patent capitalization	(875)	(659)	—
Loss from derivative instruments	(266)	(144)	(1,731)
Proceeds from sale of assets	14,394	29,745	198
Proceeds from sale of discontinued operations net of purchase price adjustments	151,320	(2,794)	—
Net change in restricted cash	—	(1,547)	96
Sale of investments	—	1,151	—
Payments for dissolution of joint venture and redemption of non-controlling interest	—	(1,460)	—

Net cash provided by (used in) investing activities	118,538	(26,525)	(209,858)

Cash flow from financing activities:
Short-term debt (reductions) borrowings, net	(772)	414	9,699
Revolving Facility borrowings	510,042	241,625	180,000
Revolving Facility payments	(549,088)	(241,922)	(150,000)
Principal payments on long-term debt	—	(234,310)	(179,674)
Supply chain financing	—	—	30,115
Principal payments under capital leases	—	—	(93)
Proceeds from exercise of stock options	462	22,994	37,162
Purchase of treasury shares	(212)	—	(21,216)
Excess tax benefit from stock-based compensation	—	8,372	14,327
Long-term financing obligation	—	2,940	(535)

Net cash provided by used in financing activities	(39,568)	(199,887)	(80,215)

Net increase (decrease) in cash and cash equivalents	143,151	(95,640)	(41,437)
Effect of exchange rate changes on cash and cash equivalents	398	864	(1,640)
Cash and cash equivalents at beginning of period	5,968	149,517	54,741

Cash and cash equivalents at end of period	$149,517	$54,741	$11,664

Supplemental disclosures of cash flow information:
Net cash paid during the periods for:
Interest expense	48,206	41,322	18,693
Income taxes	17,604	51,262	39,880
Non-cash operating, investing and financing activities:
Common stock issued to savings and pension plan trusts	1,830	2,784	2,680

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Dollars in thousands)

	For the Year Ended December 31,
	2006	2007	2008

*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable, net	$17,901	$16,309	$(25,530)
Effect of factoring of accounts receivable	(12,213)	276	24,299
Inventories	(5,909)	(27,277)	(29,278)
Prepaid expenses and other current assets	(396)	422	252
Payment for antitrust investigations and related lawsuits and claims	(23,314)	(5,380)	—
Restructuring payments	(14,842)	(6,884)	(922)
Increase (decrease) in accounts payables and accruals	14,823	(4,903)	19,940
Increase (decrease) in interest payable	43	(9,239)	(8,680)

Increase in working capital	$(23,907)	$(36,676)	$(19,919)

See accompanying Notes to Consolidated Financial Statements

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ (DEFICIT) EQUITY

(Dollars in thousands, except share data)

	Issued Shares of Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Treasury Stock	Common Stock Held in Employee Benefit & Compensation Trust	Total Stockholders’ (Deficit) Equity	Total Comprehensive Income (Loss)
Balance at January 1, 2006	100,821,434	$1,023	$944,581	$(311,429)	$(751,487)	$(85,621)	$(6,644)	$(209,577)
Cumulative effect of adopting FSP APB 14-1			37,303		2,822			40,125
Comprehensive income (loss):
Net income	—	—	—	—	84,371	—	—	84,371	$84,371
Other comprehensive income:
Pension and post-retirement adjustments, net of tax	—	—	—	21,882	—	—	—	21,882	21,882
Unrealized losses on securities, net of tax	—	—	—	8	—	—	—	8	8
Foreign currency translation adjustments	—	—	—	16,652	—	—	—	16,652	16,652
Total comprehensive income									$122,913
Adjustment to initially apply SFAS No. 158	—	—	—	(39,876)	—	—	—	(39,876)
Stock-based compensation	233,061	—	3,153	—	—	—	—	3,153
Treasury stock	—	—	—	—	—	424	—	424
Stock held in employee benefit and compensation trusts	—	—	—	—	—	—	(212)	(212)
Common stock issued to savings and pension plan trusts	309,454	3	1,827	—	—	—	—	1,830
Sale of common stock under stock options	70,000	—	462	—	—	—	—	462
Balance at December 31, 2006	101,433,949	$1,026	$987,326	$(312,763)	$(664,294)	$(85,197)	$(6,856)	$(80,758)
Comprehensive income (loss):
Net income	—	—	—	—	146,241	—	—	146,241	$146,241
Adjustment to initially adopt FIN 48	—	—	—	—	(214)	—	—	(214)	(214)
Other comprehensive income:
Pension and post-retirement adjustments, net of tax	—	—	—	2,879	—	—	—	2,879	2,879
Unrealized losses on securities, net of tax	—	—	—	(80)	—	—	—	(80)	(80)
Foreign currency translation adjustments	—	—	—	31,648	—	—	—	31,648	31,648
Total comprehensive income									$180,474
Stock-based compensation	695,407	—	4,506	—	—	—	—	4,506
Stock held in employee benefit and compensation trusts	—	—	—	—	—	—	21	21
Common stock issued to savings and pension plan trusts	235,510	17	2,767	—	—	—	—	2,784
Sale of common stock under stock options	2,804,641	9	31,366	—	—	—	—	31,375
Balance at December 31, 2007	105,169,507	$1,052	$1,025,965	$(278,316)	$(518,267)	$(85,197)	$(6,835)	$138,402

	Issued Shares of Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Treasury Stock	Common Stock Held in Employee Benefit & Compensation Trust	Total Stockholders’ (Deficit) Equity	Total Comprehensive Income (Loss)
Balance at December 31, 2007	105,169,507	$1,052	$1,025,965	$(278,316)	$(518,267)	$(85,197)	$(6,835)	$138,402
Net income	—	—	—	—	200,515	—	—	200,515	$200,515
Other comprehensive income:
Pension and post-retirement adjustments, net of tax	—	—	—	(20,216)	—	—	—	(20,216)	(20,216)
Unrealized losses on securities	—	—	—	(1,908)	—	—	—	(1,908)	(1,908)
Foreign currency translation adjustments	—	—	—	(55,520)	—	—	—	(55,520)	(55,520)
Total comprehensive income									$122,871
Treasury stock	—	—	—	—	—	(27,263)	—	(27,263)
Derecognition of Debentures	13,559,604	136	205,851	—	—	—	—	205,987
Stock-based compensation	522,623	5	4,903	—	—	(51)	—	4,857
Stock held in employee benefit and compensation trusts	—	—	—	—	—	—	6,041	6,041
Common stock issued to savings and pension plan trusts	202,291	2	2,678	—	—	—	—	2,680
Sale of common stock under stock options	3,180,829	31	50,984	—	—	—	—	51,015
Balance at December 31, 2008	122,634,854	1,226	1,290,381	(355,960)	(317,752)	(112,511)	(794)	504,590

See accompanying Notes to Consolidated Financial Statements

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except as otherwise noted)

(1)	Discussion of Business and Structure

We have four major product categories: graphite electrodes, refractory products, advanced graphite materials and natural graphite, which are reported in the following segments:

•	Industrial materials includes graphite electrodes and refractory products and related services, and primarily serves the steel industry.

•

Engineered solutions includes advanced graphite materials and natural graphite products, and provides primary and specialty products for transportation, solar, oil and gas exploration, and other markets.

(2)	Summary of Significant Accounting Policies

The Consolidated Financial Statements include the financial statements of GTI and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

We use the equity method to account for investments in entities that we do not control, but where we have the ability to exercise significant influence over operating and financial policies. Consolidated net income includes our share of net earnings or losses of these entities.

Cash Equivalents

For purposes of the Consolidated Statements of Cash Flows, we consider all highly liquid financial instruments with original maturities of three months or less to be cash equivalents. Cash equivalents consist of overnight repurchase agreements, certificates of deposit, money market funds and commercial paper.

At of December 31, 2007 and 2008, we had $1.5 million of restricted cash related to the sale of our Caserta, Italy facility during the second quarter of 2007. This restricted cash represents the portion of the purchase price placed in escrow as security for the completion of certain environmental remediation activities.

Revenue Recognition

Revenue from sales of our products is recognized when we meet four basic criteria (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the amount is determinable and (4) collection is reasonably assured. Sales are generally recognized when the risk of ownership passes. Product warranty claims and returns are estimated and recorded as a reduction to revenue. Volume discounts and rebates are recorded as a reduction of revenue in conjunction with the sale of the related products. Changes to estimates are recorded when they become probable. Shipping and handling revenues billed to our customers are included in net sales and the related shipping and handling costs are included as an increase to cost of sales.

Earnings (Loss) per Share

The calculation of basic earnings per share is based on the weighted-average number of our common shares outstanding during the applicable period. The calculation for diluted earnings per share recognizes the effect of all potential dilutive common shares that were outstanding during the respective periods, unless their impact would be anti-dilutive.

Diluted earnings per share recognizes the dilution that would occur if securities or other contracts to issue common stock were exercised or converted into shares. For us, the potential shares arise from common stock options, restricted stock awards, and convertible debentures.

We use the treasury stock method to calculate the dilutive effect of our stock options (using the average market price for the period) and the if-converted method to calculate the dilutive effect of our convertible debt. Shares potentially issuable for certain stock options were not included in the computation of diluted earnings per share for the periods presented because inclusion would be anti-dilutive.

Inventories

Inventories are stated at the lower of cost or market. Cost is principally determined using the “first-in first-out” (“FIFO”) and average cost, which approximates FIFO, methods. Elements of cost in inventory include raw materials, direct labor and manufacturing overhead.

Property, Plant and Equipment

Expenditures for property, plant and equipment are recorded at cost. Maintenance and repairs of property and equipment are expensed as incurred. Expenditures for replacements and betterments are capitalized and the replaced assets are retired. Gains and losses from the sale of property are included in cost of goods sold or other (income) expense, net. We depreciate our assets using the straight-line method over the estimated useful lives of the assets. The ranges of estimated useful lives are as follows:

Years
Buildings	25-40
Land improvements	20
Machinery and equipment	5-20
Furniture and fixtures	5-10

The carrying value of fixed assets is assessed when events and circumstances indicating impairment are present. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed are reported at the lower of the carrying amount or fair value less costs to sell.

Allowance for Doubtful Accounts

Considerable judgment is required in assessing the realizability of receivables, including the current creditworthiness of each customer, related aging of the past due balances and the facts and circumstances surrounding any non-payment. We evaluate specific accounts when we become aware of a situation where a customer may not be able to meet its financial obligations. The reserve requirements are based on the best facts available to us and are reevaluated and adjusted as additional information is received.

Convertible Debentures

In January 2009, we adopted the Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). The FSP applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement of the conversion option. As described in Note 7, even though our Debentures were extinguished in June 2008, we were required to apply FSP APB 14-1 retrospectively to our previously issued financial statements for the periods in which the Debentures were outstanding.

Capitalized Bank Fees

We capitalize bank fees upon the incurrence of debt. At December 31, 2007 and December 31, 2008, capitalized bank fees amounted to $10.2 million and $2.4 million, respectively. We amortize such amounts over the life of the respective debt instrument using the effective interest method. The estimated life may be adjusted upon the occurrence of a triggering event. The amortization expense associated with capitalized bank fees amounted to $3.7 million in 2006, $8.3 million in 2007, and $7.9 million in 2008, respectively (including accelerated amortization related to the redemption of Senior Notes in 2007 and 2008).

Derivative Financial Instruments

We do not use derivative financial instruments for trading purposes. They are used to manage well-defined commercial risks associated with energy contracts and currency exchange rate risks.

We enter into foreign currency instruments from time to time to manage exposure to changes in currency exchange rates. These instruments, which include, but are not limited to, forward exchange contracts and purchased currency options, attempt to hedge global currency exposures, relating to non-dollar denominated debt and identifiable foreign currency receivables, payables and commitments held by our foreign and domestic subsidiaries. Forward exchange contracts are agreements to exchange different currencies at a specified future date and at a specified rate. Purchased foreign currency options are instruments which give the holder the right, but not the obligation, to exchange different currencies at a specified rate at a specified date or over a range of specified dates. The result is the creation of a range in which a best and worst price is defined, while minimizing option cost. Forward exchange contracts and purchased currency options are carried at market value. Changes in market values related to these contracts are recognized in other comprehensive income in the Consolidated Balance Sheets until settlement. At the time of settlement, realized gains and losses are recognized as part of cost of goods sold on the Consolidated Statements of Operations.

We enter into short duration fixed rate natural gas purchase contracts with certain of our natural gas suppliers in order to mitigate commodity price risk. In addition, we may enter into natural gas derivative contracts to effectively fix a portion of our natural gas cost exposure. Natural gas derivative contracts are carried at market value. These contracts are treated as hedges under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. Changes in market values are recorded as part of other comprehensive income in the Consolidated Balance Sheets until settlement. At the time of settlement, realized gains and losses are recognized as part of cost of goods sold on the Consolidated Statements of Operations.

Investments in Non-Consolidated Affiliates

We use the equity method to account for investments in entities that we do not control, but where we have the ability to exercise significant influence. Equity method investments are recorded at original cost and adjusted periodically to recognize (1) our proportionate share of the investees’ net income or losses after the date of investment, (2) additional contributions made and dividends or distributions received, and (3) impairment losses resulting from adjustments to net realizable value.

We assess the potential impairment of our equity method investments when indicators such as a history of operating losses, a negative earnings and cash flow outlook, and the financial condition and prospects for the investee’s business segment might indicate a loss in value. We determine fair value based on valuation methodologies, as appropriate, including the present value of our estimated future cash flows. If the fair value is less than our carrying amount, the investment is determined to be impaired. If we determine that the decline in value is other than temporary, we an impairment is recognized.

Research and Development

Expenditures relating to the development of new products and processes, including significant improvements to existing products, are expensed as incurred.

Income Taxes

Deferred income taxes are accounted for utilizing SFAS 109, Accounting for Income Taxes. SFAS 109 requires an asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured by enacted tax rates. When appropriate, a valuation allowance is recorded when it is determined that it is more likely than not that any portion of a recorded deferred tax asset will not be realized.

In June 2006, the FASB issued Interpretation No. 48 Accounting for Uncertainty in Income Taxes – an interpretation of FASB No. 109’. (“FIN 48”). FIN 48 clarifies the recognition, measurement, presentation and disclosure in the company’s financial statements of uncertain tax positions taken or expected to be taken in a tax return. Under the guidelines of FIN 48, an entity should recognize a financial statement benefit for a tax position if it determines that it is more likely than not that the position will be sustained upon examination. We have adopted FIN 48 as of January 1, 2007. For further information, refer to Note 17 to the Consolidated Financial Statements.

Stock-Based Compensation Plans

We have various plans that provide for the granting of stock-based compensation to employees and, in certain instances, to non-employee directors, which are described more fully in Note 15 Management Compensation and Incentive Plans. Shares are issued upon exercise from authorized, unissued shares.

We account for those plans under the provisions of SFAS No. 123 (Revised 2004), Share-Based Payment, which we adopted effective January 1, 2006 using the modified prospective transition method. For transactions in which we obtain employee services in exchange for an award of equity instruments, we measure the cost of the services based on the grant date fair value of the award. We recognize the cost over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). Costs related to plans with graded vesting are generally recognized using a straight-line method. Cash flows resulting from tax benefits for deductions in excess of compensation cost recognized are included in financing cash flows.

Retirement Plans

We use actuarial methods and assumptions to account for our defined benefit pension plan and our post retirement benefits. Pension and postretirement benefits expense includes actuarially computed cost of benefits earned during the current service period, the interest cost on accrued obligations, the expected return on plan assets based on fair market values, the straight-line amortization of net actuarial gains and losses, and adjustments due to plan settlements and curtailments. Contributions to the qualified U.S. retirement plan are made in accordance with the requirements of the Employee Retirement Income Security Act of 1974.

Postretirement benefits and benefits under the non-qualified retirement plan have been accrued, but not funded. We accrue the estimated cost of post-employment benefits expected to be paid before retirement, principally severance, over employees’ active service periods.

Postretirement Life Insurance Benefits

The estimated cost of future postretirement life insurance benefits is determined by the Company with assistance from independent actuarial firms using the “projected unit credit” actuarial cost method. Such costs are recognized as employees render the service necessary to earn the postretirement benefits. Benefits have been accrued, but not funded. We record our balance sheet position based on the funded status of the plan in accordance with SFAS No. 158, Employers’ Accounting For Defined Benefit Pension and Other Post Retirement Plans. Additional information with respect to benefits plans is set forth in Note 13 to the Consolidated Financial Statements.

Post-employment Benefits

We accrue the estimated cost of post-employment benefits expected to be paid before retirement, principally severance, over employees’ active service periods.

Environmental, Health and Safety Matters

Our operations are governed by laws addressing protection of the environment and worker safety and health. These laws provide for civil and criminal penalties and fines, as well as injunctive and remedial relief, for noncompliance and require remediation at sites where hazardous substances have been released into the environment.

We have been in the past, and may become in the future, the subject of formal or informal enforcement actions or proceedings regarding noncompliance with these laws or the remediation of company-related substances released into the environment. Historically, such matters have been resolved by negotiation with regulatory authorities resulting in commitments to compliance, abatement or remediation programs and in some cases payment of penalties. Historically, neither the commitments undertaken nor the penalties imposed on us have been material.

Environmental considerations are part of all significant capital expenditure decisions. Environmental remediation, compliance and management expenses were approximately $12.8 million in 2006, $17.2 million in 2007, and $17.3 million in 2008. The accrued liability relating to environmental remediation was $8.3 million at December 31, 2007 and $7.9 million at December 31, 2008. When payments are fixed or determinable, the liability is discounted using a rate at which the payments could be effectively settled. A charge to income is recorded when it is probable that a liability has been incurred and the cost can be reasonably estimated. Our environmental liabilities do not take into consideration possible recoveries of insurance proceeds. Because of the uncertainties associated with environmental remediation activities at sites where we may be potentially liable, future expenses to remediate sites could be considerably higher than the accrued liability.

Foreign Currency Translation

Financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for each period for revenues, expenses, gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as accumulated other comprehensive loss on the Consolidated Balance Sheets until such time as the operations of such non-U.S. subsidiaries are sold or substantially or completely liquidated. Where the U.S. dollar is the functional currency, our Russian and Mexican subsidiaries, translation adjustments are recorded as other (income) expense, net, in the Consolidated Statements of Operations.

We have non-dollar denominated intercompany loans between GrafTech Finance and some of our foreign subsidiaries. These loans are subject to remeasurement gains and losses due to changes in currency exchange rates. Certain of these loans had been deemed to be essentially permanent prior to settlement and, as a result, remeasurement gains and losses on these loans were recorded as a component of accumulated other comprehensive loss in the stockholders’ equity section of the Consolidated Balance Sheets. The remaining loans are deemed to be temporary and, as a result, remeasurement gains and losses on these loans are recorded as currency (gains/losses) in other (income) expense, net, on the Consolidated Statements of Operations.

Software Development Costs

In connection with our development and implementation of global enterprise resource planning systems with advanced manufacturing, planning and scheduling software, we capitalize certain computer software costs after technological feasibility is established. These capitalized costs are amortized utilizing the straight-line method over the economic lives of the related products. Total costs capitalized as of December 31, 2007 and 2008 amounted to $11.0 million and $11.3 million, respectively. Amortization expense was $1.3 million for 2006, $1.4 million for 2007, and $1.6 million for 2008.

Restructuring

We account for restructuring activities based on the guidance of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. As such, liabilities for costs associated with exit or disposal activities are recognized when the liability is incurred.

Goodwill and Other Intangible Assets

Goodwill is recorded when the cost of acquired businesses exceeds the fair value of the net assets acquired at the date of acquisition. We do not recognize deferred income taxes for the difference between the assigned value and the tax basis related to nondeductible goodwill. Goodwill and intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually or when events or circumstances indicate that impairment may have occurred, as provided in SFAS No. 142, Goodwill and Other Intangible Assets. We perform the goodwill and intangible assets with indefinite useful lives impairment tests annually in the fourth quarter. The impairment test uses a valuation methodology based upon cash flow multiples. In addition, the carrying amount of goodwill and intangible assets with indefinite useful lives is reviewed whenever events or circumstances indicate that revision might be warranted. Goodwill and intangible assets with indefinite lives would be written down to fair value if considered impaired.

Our goodwill impairment testing did not require our goodwill to be written down in either 2007 or 2008. Goodwill amounted to $9.7 million at December 31, 2007 and $7.2 million at December 31, 2008. The decrease in goodwill was caused by changes in foreign currency rates. The goodwill pertains to our industrial materials segment.

Intangible assets with finite useful lives are amortized over such finite lives, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. During 2006, 2007 and 2008, we did not have any material impairments. Patents, net of accumulated amortization, amounted to $3.1 million at December 31, 2007 and $2.9 million at December 31, 2008.

Use of Estimates

We have made a number of estimates and assumptions relating to the recording and disclosure of assets and liabilities, including contingent assets and liabilities, to prepare the Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America. Actual amounts and values could differ from those estimates.

Reclassification

Certain amounts previously reported have been reclassified to conform to the current year presentation.

(3)	New Accounting Standards

In December 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. SFAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets, which expands the disclosure requirements of SFAS No. 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits – an amendment of FASB Statements No. 87, 88, and 106. The provisions of FSP No. SFAS 132(R)-1 are effective for our fiscal year ending December 31, 2009. When effective, we will comply with the disclosure provisions of this FSP.

In June 2008, the FASB issued FSP Emerging Issues Task Force (“EITF”) 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”, effective for financial statements issued for fiscal years, and interim periods within those years, beginning after December 15, 2008. Under this FSP, the FASB addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, thereby impacting the calculation of earning per share. If it is determined that the share-based payment in a participating security, we are required to use the two-class method of calculating earnings per share as described in SFAS No. 128, Earnings per Share, and to adjust our prior period earnings per share calculations. We believe that the adoption of this FSP will not have a material impact on our consolidated financial statements.

In April 2008 the FASB issued FSP No. SFAS 142-3, Determination of the Useful Life of Intangible Assets. FSP No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. It is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years and should be applied prospectively to intangible assets acquired after the effective date. Early adoption is not permitted. The FSP also requires expanded disclosure related to the determination of useful lives for intangible assets and should be applied to all intangible assets recognized as of, and subsequent to the effective date. The impact of FSP No. 142-3 will depend on the size and nature of acquisitions on or after December 15, 2008. When effective, we will comply with the disclosure provisions of this FSP.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, which amends and expands the disclosure requirements of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The provisions of SFAS No. 161 are effective as of the beginning of our 2009 fiscal year. When effective, we will comply with the disclosure provisions of this statement.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. The statement, which replaces SFAS No. 141, Business Combinations, substantially changes the accounting for and reporting of business combinations including expanding the definition of a business and a business combination; requiring all assets and liabilities of the acquired business, including goodwill, contingent assets and liabilities, and contingent consideration to be recorded at fair value on the acquisition date; requiring acquisition-related transaction and restructuring costs to be expensed rather than accounted for as acquisition costs; and requiring reversal of valuation allowances related to deferred tax assets and changes to acquired income tax uncertainties to be recognized in earnings. We will apply the provisions of SFAS No. 141(R) to business combinations for which the acquisition date is on or after January 1, 2009, the effective date of the statement for us.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115. This statement permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS No. 159 are elective; however, the amendment to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. We adopted SFAS No. 159 as of January 1, 2008. We did not elect to measure any of our financial assets or financial liabilities at fair value which were not previously required to be measured at fair value; therefore, the adoption of this statement did not impact our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 requires disclosure of information that enables users of the financial statements to assess the inputs used to develop fair value measurements and, for recurring fair value measurements using significant unobservable inputs, the effects of the measurements on earnings for the period. This statement was effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FSP 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008.

We adopted SFAS 157 for our financial assets and liabilities as of January 1, 2008; the adoption did not impact our consolidated financial statements. We will apply the provisions of this statement to our non-financial assets and nonfinancial liabilities effective January 1, 2009; we do not expect that this application will have a material impact on our consolidated financial statements.

(4)	Segment Reporting

Until the fourth quarter of 2007, our businesses were reported in the following reportable segments: graphite electrode, advanced graphite materials, and other businesses, which consisted of natural graphite products, refractory products and carbon electrodes.

During the fourth quarter of 2007 and first quarter of 2008, we made certain organizational changes and realigned the management of our segment structure to better serve our customers in a cost effective manner. We began operating under this segment structure during the first quarter of 2008. Information utilized by our chief operating decision maker to assess the performance and allocate resources was also changed so that it more closely aligned with the new operating structure of the company. When these changes were completed in the first quarter of 2008, we re-evaluated our segments under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.

Industrial Materials. Our industrial materials segment manufactures and delivers high quality graphite electrodes and refractory products. Electrodes are key components of the conductive power systems used to produce steel and other non-ferrous metals. Refractory products are used in blast furnaces and submerged arc furnaces due to their high thermal conductivity and the ease with which they can be machined to large or complex shapes.

Engineered Solutions. Engineered solutions include advanced graphite materials products for the transportation, solar, and oil and gas exploration industries, as well as natural graphite products.

We continue to evaluate the performance of our segments based on segment operating income. Intersegment sales and transfers are not material and the accounting policies of the reportable segments are the same as those for our Consolidated Financial Statements as a whole. Corporate expenses are allocated to segments based on each segment’s percentage of consolidated sales.

Segment information for the years ended December 31, 2006 and 2007 have been restated to reflect the current presentation.

The following tables summarize financial information concerning our reportable segments:

	For the Year Ended December 31,
	2006	2007	2008
	(Dollars in thousands)
Net sales to external customers:
Industrial materials	$725,202	$861,192	$1,008,778
Engineered solutions	130,231	143,626	181,460

Total net sales	$855,433	$1,004,818	$1,190,238

Segment operating income:
Industrial materials	$104,766	$212,363	$287,466
Engineered solutions	2,189	12,896	41,227

Total segment operating income	$106,955	$225,259	$328,693

Reconciliation of segment operating income to income from continuing operations before provision for income taxes and minority stockholders’ share of income

Equity in earnings of and write-down in non-consolidated affiliate	—	—	36,256
Antitrust investigations, related lawsuits and claims, charges	2,513	—	—
Other (income) expense, net	(10,342)	(13,420)	11,578
Interest expense	53,487	43,409	19,350
Interest income	(957)	(1,680)	(1,137)

Income from continuing operations before provision for income taxes and minority stockholders’ share of income	$62,254	$196,950	$262,646

Assets are managed based on geographic location because certain reportable segments share certain facilities. Assets by reportable segment are estimated based on the value of long-lived assets at each location and the sales mix to third party customers at that location.

	At December 31,
	2007	2008
	(Dollars in thousands)
Long-lived assets (b):
Industrial materials.	$275,115	$290,049
Engineered solutions	51,022	54,487

Total long-lived assets	$326,137	$344,536

The following tables summarize information as to our operations in different geographic areas.

	For the Year Ended December 31,
	2006	2007	2008
	(Dollars in thousands)
Net sales (a):
U.S.	$263,652	$255,697	$310,452
Canada	12,461	13,102	15,243
Mexico	38,276	49,225	62,550
Brazil	64,392	84,146	88,666
France	81,268	107,633	125,525
Italy	31,057	30,968	38,165
Switzerland	185,802	262,226	347,239
South Africa	75,719	86,034	77,353
Spain	35,517	43,438	51,151
Other countries	67,289	72,349	73,894

Total	$855,433	$1,004,818	$1,190,238

(a)	Net sales are based on location of seller.

	At December 31,
	2007	2008
	(Dollars in thousands)
Long-lived assets (b):
U.S.	$74,460	$84,179
Mexico	60,976	69,667
Brazil	43,668	36,806
France	55,773	53,072
Spain	43,882	64,313
South Africa	40,763	29,767
Switzerland	811	655
Other countries	5,804	6,077

Total	$326,137	$344,536

(b)	Long-lived assets represent fixed assets, net of accumulated depreciation and goodwill.

(5)	Investment in Non-Consolidated Affiliate

On June 30, 2008, we acquired 100% of the common stock of Falcon-Seadrift Holding Corp. (“Falcon-Seadrift”). The principal asset of Falcon-Seadrift is limited partnership units constituting approximately 18.9% of the equity interests of Seadrift Coke L.P. (“Seadrift”); a privately-held producer of needle coke, the primary raw material used in the manufacture of graphite electrodes. The substance of the transaction was the acquisition of an asset, the limited partnership units.

In addition to the limited partnership units of Seadrift, we obtained certain rights associated with these interests. These include: the right to one of five seats on Seadrift’s board of directors (or, at our election, board observation rights in lieu thereof); the right of approval with respect to certain mergers and other transactions; and the right to veto Seadrift’s repurchase of its own equity (other than from former employees). There are also customary rights permitting or requiring us to sell our interests on the same terms and conditions if the majority owners sell their interests. Beginning May 1, 2011, we have the right to require Seadrift to purchase our interests (a “put” to Seadrift) at the then fair market; fair market value determined by a third-party assuming a sale of Seadrift as a going concern and without applying a discount for lack of liquidity, marketability, or lack of control.

Seadrift is a pass-through entity. The guidance in EITF Topic D-46, “Accounting for Limited Partnership Investments” requires us to account for our investment in Seadrift using the equity method of accounting (APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock).

Accounting for the Acquisition

The cost of our acquisition was $136.5 million of which $135.0 million cash was paid to the shareholder of Falcon-Seadrift. The difference between our cost of the investment in Seadrift and our equity in the net assets (book value) of Seadrift was $122.5 million. As required by APB 18, we identified the principal factors causing the difference and assigned the excess to such assets; following the guidance in SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets; with the remainder to goodwill. The following table summarizes the assignment of the difference which was completed in the fourth quarter of 2008:

At December 31, 2008
(Dollars in thousands)
Inventory	$2,280
Property and equipment	36,197
Intangible assets	61,425
Goodwill	22,578

Total	$122,480

We accounted for the acquisition of Seadrift-Falcon as the acquisition of an asset – Seadrift – rather than as a business combination. Because the amount we paid for the limited partnerships units exceeded their tax basis the guidance in EITF Issue No. 98-11, “Accounting for Acquired Temporary Differences in Certain Transactions That Are Not Accounted for as Business Combinations” required us to recognize a deferred tax liability for this difference. We increased the purchase price by $41.8 million to recognize the deferred tax liability applicable to the difference between the amount we paid and the tax basis of the Seadrift limited partnership units.

At the time of the acquisition we had a deferred tax asset valuation allowance. The accounting for the acquisition of Seadrift resulted in a taxable temporary difference that is expected to reverse during the same period that our deferred tax assets are expected to reverse. As a result we reduced our preexisting valuation allowance and decreased the purchase price of Seadrift by $22.4 million following the guidelines in EITF 98-11.

The net result of our following the guidance in EITF 98-11 was an increase in the initial carrying amount for the investment in Seadrift of $19.4 million.

Equity in Earnings and Summarized Financial Information

Our equity earnings are based on Seadrift’s prior month’s results of operations because its accounting close cycle and preparation of financial statements occurs subsequent to our reporting deadline. We include an estimate for the effect of LIFO on interim periods. Our statement of operations includes a loss of $1.7 million which represents our equity in the earnings of Seadrift since our acquisition ($2.1 million income), including the estimate for the effect of LIFO ($1.0 million expense), and the amortization of the difference between our cost of the investment and the net assets of Seadrift assigned to the long-lived assets ($2.8 million expense).

The following table shows summarized financial information for Seadrift Coke L.P., adjusted for the estimated LIFO effect, for the five months ended and as November 30, 2008:

As of and for the five months ended November 30, 2008
(Dollars in thousands)

Current assets	$39,744
Noncurrent assets	75,336
Current liabilities	39,166
Net sales	141,677
Net income	5,851

Write-down of Investment to Its Fair Value

We assess our investment in Seadrift for impairment whenever changes in the facts and circumstances indicate that a loss in value has occurred, which is other than temporary. Because Seadrift is privately-held we determine the fair value based upon the present value of expected future cash flows using discount rates commensurate with the risks of the investment.

At December 31, 2008, we determined that the fair value of the investment was less than our carrying value and that the loss in value is not temporary. The fair value of Seadrift reflected reductions in the estimated future cash flows based on a lower expectation of tons shipped and reduced growth and profitability resulting primarily from the downturn in the economy. We recorded a $34.5 million noncash impairment to recognize this other than temporary loss in value.

Because the impairment reduced the difference between the cost of our investment and its tax basis, we reduced the deferred tax liability recognized at the acquisition by $12.1 million. The reduction of the valuation allowance at the acquisition was not affected by the impairment.

(6)	Supply Chain Financing

During the third quarter of 2008, we entered into a supply chain financing arrangement with a financing party. Under this arrangement, we essentially assigned our rights to purchase needle coke from our supplier to the financing party. The financing party purchases the product from our supplier under the standard payment terms and then immediately resells it to us under longer payment terms. The financing party pays the supplier the purchase price for the product and then we pay the financing party. In effect, we have a longer period of time to pay the financing party than by purchasing directly from the supplier. Our payment to the financing party for this needle coke includes a mark up (the “Mark-Up”). The Mark Up is a premium expressed as a percentage of the purchase price. The Mark-Up is subject to quarterly reviews. This arrangement helps us to maintain a balanced cash conversion cycle between inventory payments and the collection of receivables. Based on the terms of the arrangement, the total amount that we owe to the financing party may not exceed $49.3 million at any point in time.

During the third quarter, the financing party began to purchase needle coke on our behalf. Based on the guidance of SFAS 49, Accounting for Product Financing Arrangements, we recorded the inventory once title and risk of loss transferred from the supplier to the financing party. Through December 31, 2008, we purchased $60.4 million of inventory under this arrangement. Our liability to the financing party is recorded as an accrued liability. In connection with these purchases, we have incurred a Mark-Up of $0.4 million, which is recognized as a component of interest expense.

(7)	Long-Term Debt and Liquidity

The following table presents our long-term debt.

	At December 31,
	2007	2008
	(Dollars in thousands)
Revolving Facility	$—	$30,000
Senior Notes:
Senior Notes due 2012	199,649	19,906

	At December 31,
	2007	2008
	(Dollars in thousands)
Fair value adjustments for terminated hedge instruments*	2,421	191
Unamortized bond premium	481	38

Total Senior Notes	202,551	20,135
Debentures	196,355	—
Other European debt	680	422

Total	$399,586	$50,557

*	Fair value adjustments for terminated hedge instruments will be amortized as a credit to interest expense over the remaining term of the Senior Notes.

The aggregate maturities of long-term debt, including the current portion of long-term debt (excluding the Revolving Facility which matures in 2010, the fair value adjustments to debt and unamortized bond premium relating to the Senior Notes) for each of the four years subsequent to 2008 and thereafter are set forth in the following table:

2009	2010	2011	2012	2013 (and thereafter)	Total
(Dollars in thousands)
$1,015	$110	$57	$20,058	$121	$21,361

At December 31, 2007 and 2008, we were in compliance with all financial and other covenants contained in the Senior Notes, the Debentures and the Revolving Facilities, as applicable.

Revolving Facility

On February 8, 2005, we entered into an amended and restated Credit Agreement relating to the Revolving Facility. JPMorgan Chase Bank, N.A. is the administrative agent thereunder.

The Credit Agreement now provides for a Revolving Facility of $215 million, subject to provisions described below regarding the base credit limit. It also provides, among other things, for an extension until July 15, 2010 of the maturity of the Revolving Facility and, subject to certain conditions (including a maximum senior secured leverage ratio test), an accordion feature that permits GrafTech Finance to establish additional credit facilities thereunder in an aggregate amount, together with the Revolving Facility, of up to $425 million.

The interest rate applicable to the Revolving Facility is, at our option, either LIBOR plus a margin ranging from 1.25% to 2.25% or, in the case of dollar denominated loans, the alternate base rate plus a margin ranging from 0.25% to 1.25%. The alternate base rate is the higher of (i) the prime rate announced by JP Morgan Chase Bank, N.A. or (ii) the federal fund effective rate plus 0.50%. GrafTech Finance pays a per annum fee ranging from 0.250% to 0.500% (depending on such ratio or rating) on the undrawn portion of the commitments under the Revolving Facility.

The Revolving Facility permits voluntary prepayments (without reducing availability for future revolving borrowings) and voluntary commitment reductions at any time, in each case without premium or penalty.

The obligations under the Revolving Facility are secured (with certain exceptions) by all of the assets of GrafTech Finance (except the unsecured intercompany term notes and unsecured intercompany term note guarantees created under, and pledged in part to secure, the Senior Notes). The obligations under the Revolving Facility are guaranteed (with certain exceptions) by GTI, each of our other domestic subsidiaries and our Swiss subsidiary, our French holding company, our French operating company, and our United Kingdom subsidiary. These guarantees and any intercompany loans of proceeds of borrowings under the Revolving Facility are secured (with certain exceptions) by all of the assets of the respective guarantors and subsidiary borrowers.

Repayment of intercompany loans made to our foreign subsidiaries is restricted unless the relevant subsidiary borrower has no business use for the funds being repaid. The intent of this restriction is to seek to maximize the secured claims of the lenders against the assets of our foreign operating subsidiaries.

The guarantee of the Revolving Facility by our Swiss subsidiary is subject to the limitation under Swiss law that the amount guaranteed cannot exceed the amount that our Swiss subsidiary can distribute to its shareholders, after payment of any Swiss withholding tax. If such amount is or would become less than $100.0 million, our Swiss subsidiary will become subject to certain restrictions, including restrictions on distributions, investments and indebtedness.

The amount outstanding under the Credit Agreement (including any debt incurred under the accordion feature) at any time may not exceed a specified base credit limit. The intent of this provision is to seek to reduce credit availability under the Credit Agreement to the extent that there is a net diminution in the value of domestic or Swiss collateral.

The Revolving Facility contains a number of covenants that restrict corporate activities. The covenants may restrict our ability to repurchase or redeem the Senior Notes, even if so required thereby. These covenants include financial covenants relating to specified minimum interest coverage ratios and maximum net senior secured debt leverage ratios (which is the ratio of our net senior secured debt to our EBITDA (as defined in the Revolving Facility)). The interest coverage ratio becomes more restrictive if our financial performance were to significantly deteriorate.

In addition to the failure to pay principal, interest and fees when due, events of default under the Revolving Facility include: failure to pay when due, or other defaults permitting acceleration of, other indebtedness exceeding $7.5 million or certain cash management arrangements or interest rate, exchange rate or commodity price derivatives; judgment defaults in excess of $7.5 million to the extent not covered by insurance; and certain changes in control.

Senior Notes

On February 15, 2002, GrafTech Finance issued $400.0 million aggregate principal amount of Senior Notes. Interest on the Senior Notes is payable semi-annually on February 15 and August 15 of each year, commencing August 15, 2002, at the rate of 10.25% per annum. The Senior Notes mature on February 15, 2012.

On May 6, 2002, GrafTech Finance issued $150.0 million aggregate principal amount of additional Senior Notes at a purchase price of 104.5% of principal amount, plus accrued interest from February 15, 2002, under the Senior Note Indenture. All of the Senior Notes constitute one class of debt securities under the Senior Note Indenture. The additional Senior Notes bear interest at the same rate and mature on the same date as the Senior Notes issued in February 2002. The $7.0 million premium received upon issuance of the additional Senior Notes was added to the principal amount of the Senior Notes shown on the Consolidated Balance Sheets and is amortized as a reduction to interest expense over the term of the additional Senior Notes. As a result of our receipt of such premium, the effective annual interest rate on the additional Senior Notes is about 9.5%. Additional information regarding interest rate swaps is set forth in Note 8 to the Consolidated Financial Statements.

GrafTech Finance may redeem the Senior Notes, in whole or in part, at specified redemption prices beginning at 105.125% of the principal amount redeemed for the year commencing February 15, 2007 and reducing to 100.00% of the principal amount redeemed for the years commencing February 15, 2010 and thereafter, in each case plus accrued and unpaid interest to the redemption date.

Upon the occurrence of a change of control, GrafTech Finance will be required to make an offer to repurchase the Senior Notes at a price equal to 101.00% of the principal amount redeemed, plus accrued and unpaid interest to the redemption date. For this purpose, a change in control occurs on:

•	the date on which any person beneficially owns more than 35% of the total voting power of GTI;

•

the date on which individuals, who on the issuance date of the Senior Notes were directors of GTI (or individuals nominated or elected by a vote of 66 2/3% of such directors or directors previously so elected or nominated), cease to constitute a majority of GTI’s Board of Directors then in office;

•	the date on which a plan relating to the liquidation or dissolution of GTI is adopted;

•

the date on which GTI merges or consolidates with or into another person, or another person merges into GTI, or all or substantially all of GTI’s assets are sold (determined on a consolidated basis), with certain specified exceptions; or

•	the date on which GTI ceases to own, directly or indirectly, all of the voting power of GrafTech Global, GTIH and GrafTech Finance.

GTI, GrafTech Global and GTIH and other U.S. subsidiaries that collectively hold a substantial majority of our U.S. assets have guaranteed the Senior Notes on a senior unsecured basis, except for the guarantee by GTIH. Additional information with respect to the guarantees and the pledge is set forth in Note 19 to the Consolidated Financial Statements.

The Senior Notes contain a number of covenants that restrict corporate activities. In addition to the failure to pay principal and interest when due or to repurchase Senior Notes when required, events of default under the Senior Notes include: failure to pay at maturity or upon acceleration indebtedness exceeding $10.0 million; and judgment defaults in excess of $10.0 million to the extent not covered by insurance.

During 2003 and 2004, we purchased $115 million of the outstanding principal of the Senior Notes through a series of exchanges for equity and cash repurchases. During 2007, we redeemed $235.0 million of the outstanding principal of the Senior Notes. In connection with the redemptions, we incurred a $13.0 million loss on the extinguishment of debt, which includes $12.1 million related to the call premium and $0.9 million of charges for accelerated amortization of the debt issuance fees, terminated interest rate swaps and the premium related to the Notes.

During 2008, we redeemed $180.0 million of the outstanding principal of the Senior Notes. In connection with the redemptions, we incurred a $6.8 million loss on the extinguishment of debt, which includes $6.2 million related to the call premium and $0.6 million of charges for accelerated amortization of the debt issuance fees, terminated interest rate swaps and the premium related to the Notes.

Debentures

On January 22, 2004, GTI issued $225.0 million aggregate principal amount of Debentures which were scheduled to mature on January 15, 2024, unless earlier converted, redeemed or repurchased. Interest on the Debentures was payable semi-annually on January 15 and July 15 of each year at the rate of 1.625% per annum.

As mentioned in Note 2, we were required to retrospectively change our method of accounting for the Debentures during the period they were outstanding to comply with FSP APB 14-1 (the “FSP”). The FSP required us to separate the proceeds from the Debentures into two accounting components at issuance:

1.	a debt component, representing the fair value of the Debentures as if they had no conversion rights, and

2.	an equity component, representing the difference between the proceeds from the issuance of the Debentures and the fair value of the debt component.

Initial Measurement Accounting

We used an interest rate of 6.3531% to determine the fair value of the Debentures as if they had no conversion rights, which resulted in a fair value of $165.6 million. The remaining $59.4 million was recorded as additional paid-in capital and debt discount in our balance sheet. We also allocated the transaction costs to the liability and equity components in proportion to the allocation of proceeds and accounted for them as debt issuance costs and equity issuance costs, respectively.

The debt discount and debt issuance costs not allocated to equity were amortized over the period to the first conversion date (7 years) using the interest method and recorded as interest expense. Because the amounts allocated to equity were not deductible for income tax purposes, we recorded the tax effects as adjustments to additional paid-in capital.

Redemption Accounting

On May 30, 2008, we called for the redemption of the $225.0 million outstanding principal amount of the Debentures. On June 13, 2008, the redemption date, the Debenture holders who exercised their conversion rights received 60.3136 shares of our common stock for each $1,000 principal amount of Debentures on conversion, together with a make-whole payment totaling $9.0 million, which represented the present value of all remaining scheduled payments of interest on the redeemed Debentures from the date of conversion through January 15, 2011.

We also made payment of $0.2 million to the Debenture holders who did not exercise their conversion rights and opted to receive a redemption price in cash equal to 100% of the principal plus accrued but unpaid interest until the redemption date. These Debenture holders received the make-whole value in shares.

Under the FSP, we allocated the fair value (determined using an interest rate of 7.5178%) of the consideration transferred (13.6 million shares of common stock with an aggregate value of $366.4 million) to the fair values of the debt component ($194.7 million) and the equity component ($171.7 million) immediately prior to the redemption. A $4.1 million gain was recognized for the difference between the amount allocated to the debt component and the sum of the carrying amount of the debt, unamortized debt discount, and issuance costs at conversion. At redemption, we recorded additional valuation allowance of $9.9 million as a result of the reduction of the deferred tax liability for the difference in debt discount and debt issuance costs expense recognized for financial and tax reporting.

Effect of Restatement

The effect of adopting this new guidance on our balance sheets at December 31, 2007 and 2008, and our statement of operations for the years ended December 31, 2006, 2007, and 2008 follows (dollars in thousands, except per share data):

Balance Sheet

	Previously reported	Retrospectively Adjusted
As of December 31, 2007

Deferred income taxes (asset)	$7,144	$17,169
Other assets	23,080	22,232
Long-term debt	423,234	396,684
Deferred income taxes (liability)	30,171	40,196
Additional paid-in capital	988,662	1,025,965
Accumulated deficit	(506,666)	(518,267)

As of December 31, 2008

Additional paid-in capital	1,268,980	1,290,381
Accumulated deficit	(296,351)	(317,752)

Statement of Operations

	Previously reported	Retrospectively Adjusted

For the year ended December 31, 2006

Interest expense	$46,524	$53,487
Income from continuing operations	42,400	35,437
Net income	91,334	84,371
Basic income per common share	0.93	0.86
Diluted income per common share	0.86	0.86

For the year ended December 31, 2007

Interest expense	$35,949	$43,409
Income from continuing operations	156,133	148,673
Net income	153,701	146,241
Basic income per common share	1.53	1.46
Diluted income per common share	1.37	1.37

For the year ended December 31, 2008

Other (income) expense	$15,638	$11,578
Interest expense	15,393	19,350
Income from continuing operations	210,315	200,515
Income taxes	52,228	62,131
Net income	210,315	200,515
Basic income per common share	1.89	1.80
Diluted income per common share	1.79	1.74

(8)	Financial Instruments

We use derivative financial instruments to manage well-defined commercial energy contract, currency exchange rate and interest rate risks. We do not use derivative financial instruments for trading purposes.

Commercial Energy Rate Contracts

We periodically enter into natural gas derivative contracts and short duration fixed rate purchase contracts to effectively fix some or all of our natural gas cost exposure. These contracts are treated as hedges under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. The outstanding contracts at December 31, 2007 represented an unrealized loss of $0.1 million. The outstanding contracts at December 31, 2008 represented an unrealized loss of $1.5 million.

Foreign Currency Contracts

At December 31, 2007 we had no such contracts outstanding. During 2008, we had one foreign currency contract outstanding. This contract was used to hedge exposure to the Brazil Real, and was for a notional amount of $7.8 million. These contracts are marked-to-market monthly and gains and losses are recorded in other comprehensive income on the Consolidated Balance sheets until settlement. Upon settlement, realized gains and losses are recorded as part of cost of goods sold in the Consolidated Statements of Operations. Losses associated with these contracts amounted to $0.4 million in 2006. We did not enter into any such contracts during 2007. Gains associated with the contract in 2008 represented a $0.2 million gain at December 31, 2008.

Interest Rate Risk Management

We periodically implement interest rate management initiatives to seek to minimize our interest expense and optimize the risk in our portfolio of fixed and variable interest rate obligations. Use of these initiatives is allowed under the Senior Notes and the Revolving Facility. We use interest rate swaps to effectively convert fixed rate debt (represented by the Senior Notes) into variable rate debt.

During 2007, we had no variable rate obligations and the Senior Notes were at a fixed rate of 10.25% per annum. During 2008, our Revolving facility had a variable interest rate calculated as LIBOR plus 150 basis points and the Senior Notes were at a fixed rate of 10.25% per annum.

When we sell a fair value swap, the gain or loss is amortized as a credit or charge to interest expense over the remaining term of the Senior Notes. At December 31, 2007 and 2008, the principal value of our debt was increased by $2.4 million and $0.2 million, respectively, as a result of gains realized from previously sold swaps, and was recorded on the Consolidated Balance Sheets on the line entitled “fair value adjustments for hedge instruments.” There were no current hedge instruments during 2007 and 2008.

Additional information with respect to the impact of our swaps on interest expense is set forth in Note 9 to the Consolidated Financial Statements.

Fair Market Value Disclosures

SFAS No. 157, Disclosure about Fair Market Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Such fair values must often be determined by using one or more methods that indicate value based on estimates of quantifiable characteristics as of a particular date. Values were estimated as follows:

Cash and cash equivalents, short-term notes and accounts receivable, accounts payable and other current payables–The carrying amount approximates fair value because of the short maturity of these instruments.

Long-Term Debt–Fair value of long-term debt was $479.9 million at December 31, 2007 and $49.7 million at December 31, 2008.

Foreign currency contracts–Foreign currency contracts are carried at market value. We did not have any such contracts outstanding at December 31, 2007. The outstanding contract at December 31, 2008 represented an unrealized gain of $0.2 million.

Natural gas contracts–Natural gas contracts are carried at fair value. We determine the fair value using observable, quoted natural gas rates that are determined by active markets and therefore classify the natural gas contracts as “Level 2” in accordance with the definition in SFAS No. 157. The outstanding contracts at December 31, 2007 and 2008 represented unrealized losses of $0.1 million and $1.5 million, respectively.

(9)	Interest Expense

The following table presents an analysis of interest expense:

	For the Year Ended December 31,
	(Dollars in thousands)
	2006	2007	2008
Interest incurred on debt	$42,518	$32,394	$12,502
Amortization of fair value adjustments for terminated hedge instruments	(982)	(605)	(156)
Amortization of debt issuance costs	3,422	2,939	1,902
Interest on DOJ antitrust fine, including imputed interest	222	5	—
Amortization of premium on Senior Notes	(211)	(116)	(32)
Amortization of discount on Debentures	7,900	8,413	4,410
Interest incurred on other items	618	379	724

Total interest expense from continuing operations	53,487	43,409	19,350
Interest allocated to discontinued operations	9,736	—	—

Total interest expense	$63,223	$43,409	$19,350

Interest rates

At December 31, 2006, the Revolving Facility had an effective interest rate of 7.6%, our $434.6 million principal amount of Senior Notes had a fixed rate of 10.25% and our $225.0 million principal amount of Debentures had a fixed rate of 1.625%.

At December 31, 2007, the Revolving Facility had an effective interest rate of 6.2%, our $199.6 million principal amount of Senior Notes had a fixed rate of 10.25% and our $225.0 million principal amount of Debentures had a fixed rate of 1.625%.

At December 31, 2008, the Revolving Facility had an effective interest rate of 2.9% and our $19.9 million principal amount of Senior Notes had a fixed rate of 10.25%.

(10)	Other (Income) Expense, Net

The following table presents an analysis of other (income) expense, net:

	For the Year Ended December 31,
	(Dollars in thousands)
	2006	2007	2008
Loss on extinguishment of debt	$—	$13,046	$6,785
Gain on derecognition of Debentures	—	—	(4,060)
Debenture make-whole payment	—	—	9,034
Brazil sales tax provision	(1,465)	—	—
Currency gains	(8,280)	(332)	(2,240)
Bank and other financing fees	1,913	2,327	1,918

	For the Year Ended December 31,
	(Dollars in thousands)
	2006	2007	2008
Loss on sale of accounts receivable	518	572	1,102
Gain on sale of assets	(5,659)	(25,963)	(52)
Sale of litigation rights	—	(1,151)	—
Sale of investments	—	(570)	—
Other	2,631	(1,349)	(909)

Total other (income) expense, net	$(10,342)	$(13,420)	$11,578

We have non-dollar-denominated intercompany loans between GrafTech Finance and some of our foreign subsidiaries. At December 31, 2007 and 2008, the aggregate principal amount of these loans was $493.5 million and $558.4 million, respectively (based on currency exchange rates in effect at such date). These loans are subject to remeasurement gains and losses due to changes in currency exchange rates. Certain of these loans had been deemed to be essentially permanent prior to settlement and, as a result, remeasurement gains and losses on these loans were recorded as a component of accumulated other comprehensive loss in the stockholders’ equity section of the Consolidated Balance Sheets. The remaining loans are deemed to be temporary and, as a result, remeasurement gains and losses on these loans are recorded as currency gains / losses in other income (expense), net, on the Consolidated Statements of Operations. In 2006, 2007 and 2008, we had a net total of $8.3 million, $0.3 million and $2.2 million, respectively of currency gains due to the remeasurement of intercompany loans and the effect of transaction gains and losses related to foreign subsidiaries whose functional currency is the US dollar.

During 2007, we redeemed a total of $235.0 million of the outstanding principal amount of the Senior Notes. In connection with these redemptions, we incurred a $13.0 million loss on the extinguishment of debt, which includes $12.1 million related to the call premium and $0.9 million of charges for the accelerated amortization of the debt issuance fees, terminated interest rate swaps and the premium related to the Senior Notes.

During the second quarter of 2007, we sold land and certain assets related to our former graphite electrode manufacturing facility in Caserta, Italy. The gain recognized on this sale was $23.7 million. Approximately $1.5 million of the purchase price has been placed in escrow as security for the completion of certain activities related to remediation and landfill closure at this facility, which is shown as restricted cash in the Consolidated Balance Sheets as of December 31, 2007 and 2008. The sale agreement provides that, upon completion of certain milestones in the remediation and landfill closure activities, portions of the escrowed amounts shall be paid to us.

During the third quarter of 2007, we completed the sale of our subsidiary located in Vyazma, Russia for approximately $8.0 million. The gain on this sale is $1.3 million. As part of the transaction, we entered into a lease for a portion of the facility. This lease did not meet the criteria for sales-leaseback accounting under the provisions of SFAS No. 98, Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate, Sales-Type Leases of Real Estate, Definition of the Lease Term, and Initial Direct Costs of Direct Financing Leases — An Amendment of FASB Statements No. 13, 66, and 91 and a Rescission of FASB Statement No. 26 and Technical Bulletin No. 79-11, and therefore, we recorded a $3.0 million financing obligation for the portion of the sales price received related to the leased area. As of December 31, 2008, $2.4 million of this balance was outstanding.

During 2008, we redeemed a total of $180 million of the outstanding principal amount of the Senior Notes. In connection with these redemptions, we incurred a $6.8 million loss on the extinguishment of debt, which includes $6.2 million related to the call premium and $0.6 million of charges for the accelerated amortization of the debt issuance fees, terminated interest rate swaps and the premium related to the Senior Notes.

During 2008, we also redeemed the $225 million principal amount of our Debentures. In connection with this derecognition of the Debentures, we recognized a $4.1 million gain and incurred a $9.0 million charge related to the make-whole provision. This payment represented the present value of all remaining scheduled interest payments from the date of derecognition through January 15, 2011.

(11)	Supplementary Balance Sheet Detail

The following tables present supplementary balance sheet details:

	At December 31,
	2007	2008
	(Dollars in thousands)
Accounts and notes receivable, net:
Trade	$146,032	$130,071
Other	15,425	21,025

	161,457	151,096
Allowance for doubtful accounts	(2,971)	(4,110)

	$158,486	$146,986

Inventories:
Raw materials and supplies	$97,009	$130,615
Work in process	132,709	111,995
Finished goods	57,183	49,895

	286,901	292,505
Reserves	(1,468)	(2,108)

	$285,433	$290,397

Property, plant and equipment:
Land and improvements	$24,337	$23,599
Buildings	120,667	113,163
Machinery and equipment and other	711,271	686,450
Construction in progress	24,792	50,720

	$881,067	$873,932

Other accrued liabilities:
Accrued vendors payable	$42,483	$43,157
Supply chain financing	—	30,447
Payrolls (including incentive programs)	25,833	24,141
Customer prepayments	4,633	16,614
Employee compensation and benefits	14,610	10,430
Freight	3,134	3,692
Price adjustments	4,866	3,637
Restructuring	1,283	700
Other	11,857	7,512

	$108,699	$140,330

Other long term obligations:
Postretirement benefits	$36,175	$29,773
Pension and related benefits	22,294	55,085
Long-term environmental liabilities	6,355	6,318
Deferred compensation	3,468	3,262
French profit sharing	6,586	5,455
Brazil VAT taxes	11,361	10,836
Deferred financing	2,629	1,413
Restructuring	1,347	1,280
Other	3,795	4,850

	$94,010	$118,272

The following table presents an analysis of the allowance for doubtful accounts:

	At December 31,
	2006	2007	2008
	(Dollars in thousands)
Balance at beginning of year	$3,132	$3,186	$2,971
Additions	1,571	338	2,748
Deductions	(1,517)	(553)	(1,609)

Balance at end of year	3,186	2,971	4,110

The following table presents an analysis of our inventory reserves:

	At December 31,
	2006	2007	2008
	(Dollars in thousands)
Balance at beginning of year	$1,270	$4,349	$1,468
Additions	6,610	1,778	2,675
Deductions	(3,531)	(4,659)	(2,035)

Balance at end of year	4,349	1,468	2,108

(12)	Leases and Other Long Term Obligations

Lease commitments under non-cancelable operating leases extending for one year or more will require the following future payments:

(Dollars in thousands)
2009	$2,394
2010	1,838
2011	1,511
2012	1,424
2013	71
After 2013	—

Total lease and rental expenses under non-cancelable operating leases extending one year or more were about $2.8 million in 2006, $1.3 million in 2007 and $2.1 million in 2008.

We have a supply agreement that requires us to purchase $14.9 million and $0.7 million of calcined needle coke in 2009 and 2010, respectively.

During 2001, we outsourced our information technology function to CGI Group Inc. (“CGI”). Under this ten-year agreement, that expires in 2011, CGI manages our data services, networks and desktops and laptops. This contract was amended to effectively reduce the scope of services provided by CGI. The following schedule sets forth the future payments for base services.

(Dollars in thousands)
2009	3,136
2010	3,751
2011	1,050

(13)	Retirement Plans and Postretirement Benefits

We adopted SFAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans prospectively on December 31, 2006. The provisions of the statement require that the funded status of defined benefit plan and other postretirement benefit plans be recognized in our balance sheet. SFAS 158 also requires the measurement date for plan assets and liabilities to coincide with the sponsor’s year end. We have historically measured the plan assets and benefit obligations as of our balance sheet date.

SFAS No. 87, Employers’ Accounting for Pensions, or SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions requires us to recognize as a component of Other Comprehensive Income the changes in funded status that occurred during the year that are not recognized as part of net periodic benefit cost.

Retirement Plans

On February 26, 1991, we formed our own retirement plan covering substantially all our U.S. employees. Under our plan, covered employees earned benefit payments based primarily on their service credits and wages subsequent to February 26, 1991.

Prior to that date, substantially all our U.S. employees were participants in the U.S. retirement plan of Union Carbide Corporation (“Union Carbide”). While service credit was frozen, covered employees continued to earn benefits under the Union Carbide plan based on their final average wages through February 26, 1991, adjusted for salary increases (not to exceed six percent per annum) through January 26, 1995, the date Union Carbide ceased to own a minimum 50% of the equity of GTI. The Union Carbide plan is responsible for paying retirement and death benefits earned as of February 26, 1991.

Effective January 1, 2002, we established a defined contribution plan for U.S employees. Certain employees had the option to remain in our defined benefit plan for an additional period of up to five years. Employees not covered by this option had their benefits under our defined benefit plan frozen as of December 31, 2001, and began participating in the defined contribution plan.

Effective March 31, 2003 we curtailed our qualified benefit plan and the benefits were frozen as of that date for the U.S. employees who had the option to remain in our defined benefit plan. We also closed our non-qualified U.S. defined benefit plan for the participating salaried workforce. The employees began participating in the defined contribution plan as of April 1, 2003.

In 2006 we made quarterly contributions to each employee’s defined contribution account equal to 2.5% of the employee’s wages up to the Social Security wage base ($94,000) plus 5% of their wages in excess of the Social Security wage base. In 2007 and 2008 we made quarterly contributions equal to 1% of each employee’s total eligible pay. We recorded expense of $1.4 million, $0.8 million, and $0.6 million for contributions to this plan in 2006, 2007 and 2008, respectively. During 2006, these contributions were made using a combination of company stock and cash. During 2007 and 2008, all such contributions were made using company stock.

Pension coverage for employees of foreign subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are systematically provided for by depositing funds with trustees, under insurance policies or by book reserves.

During 2007, we liquidated our South Africa pension fund. In connection with this, we incurred a $4.4 million settlement loss.

The components of our consolidated net pension costs are set forth in the following table.

	For the Year Ended December 31,
	2006		2007		2008
	U.S.	Foreign	U.S.	Foreign	U.S.	Foreign
	(Dollars in thousands)
Service cost	$738	$444	$740	$243	$371	$255
Interest cost	7,564	4,566	7,424	4,136	7,474	3,003
Expected return on assets	(8,412)	(4,248)	(8,466)	(4,551)	(8,713)	(2,924)
Amortization	2,216	798	1,434	604	930	396
Settlement loss	—	699	—	4,428	—	167
Curtailment (gain) loss	—	(3,072)	—	534	—	—

	$2,106	$(813)	$1,132	$5,394	$62	$897

Amounts recognized in other comprehensive income:

	For the Year Ended December 31,
	2006		2007		2008
	U.S.	Foreign	U.S.	Foreign	U.S.	Foreign
	(Dollars in thousands)
Net (gain) loss	—	—	(6,289)	1,553	39,273	5,486
Amortization of initial net asset	—	—	—	86	—	(6)
Amortization of prior service cost	—	—	—	(669)	—	(43)
Amortization of net loss	—	—	(1,434)	(4,983)	(930)	(347)
Effect of exchange rates	—	—	—	(277)	—	1,152

Total recognized in other comprehensive loss	—	—	(7,723)	(4,290)	38,343	6,242
Total recognized in pension costs and other comprehensive loss	$2,106	$(813)	$(6,591)	$1,104	$38,405	$7,139

In 2009, we estimate that we will amortize $0.1 million of prior service cost and $2.3 million of net actuarial losses from stockholders’ equity into pension cost.

The reconciliation of beginning and ending balances of benefit obligations under, fair value of assets of, and the funded status for 2007 and 2008 of, our pension plans are as follows:

	Pension Benefits at December 31,
	2007		2008
	U.S.	Foreign	U.S.	Foreign
	(Dollars in thousands)
Changes in Benefit Obligation:
Net benefit obligation at beginning of year	$137,176	$75,053	$127,950	$57,594
Service cost	740	243	371	255
Interest cost	7,424	4,136	7,474	3,003
Participant contributions	—	67	—	77
Foreign currency exchange rates	—	1,376	—	(14,223)
Actuarial (gain) loss	(7,645)	772	(2,689)	(2,734)
Settlement	—	(19,573)	—	(552)
Benefits paid	(9,745)	(4,480)	(9,821)	(3,446)

Net benefit obligation at end of year	$127,950	$57,594	$123,285	$39,974

Changes in Plan Assets:
Fair value of plan assets at beginning of year	$106,579	$71,996	$108,745	$60,045
Actual return on plan assets	7,113	3,767	(28,361)	(2,308)
Foreign currency exchange rate changes	—	1,169	—	(15,543)
Employer contributions	4,798	7,099	4,297	2,721
Employee contributions	—	67	—	77
Settlement	—	(19,573)	—	(552)
Benefits paid	(9,745)	(4,480)	(9,821)	(3,446)

Fair value of plan assets at end of year	$108,745	$60,045	$74,860	$40,994

Funded status:	(19,205)	2,451	(48,425)	1,020

Amounts recognized in accumulated other comprehensive loss:
Initial net asset (obligation)	—	10	—	—
Prior service credit	—	(116)	—	(69)
Net gain (loss)	(25,025)	(8,312)	(58,481)	(7,592)

Accumulated other comprehensive income (loss)	(25,025)	(8,418)	(58,481)	(7,661)

Amounts recognized in the statement of financial position:
Non-current assets	$—	$5,339	$—	$3,477
Current liabilities	(570)	(124)	(561)	(25)
Non-current liabilities	(18,635)	(2,764)	(47,864)	(2,432)

Net amount recognized	$(19,205)	$2,451	$(48,425)	$1,020

The accumulated benefit obligation for all defined benefit pension plans was $184.6 million at December 31, 2007 and $161.8 million at December 31, 2008.

We annually re-evaluate assumptions and estimates used in projecting pension assets, liabilities and expenses. These assumptions and estimates may affect the carrying value of pension assets, liabilities and expenses in the Consolidated Financial Statements. Assumptions used to determine net pension costs and projected benefit obligations are set forth in the following table:

	Pension Benefit Obligations at December 31,
	2007	2008
Weighted average assumptions to determine benefit obligations:
Discount rate	5.92%	6.23%
Rate of compensation increase	3.06%	2.74%

	Pension Benefit Costs at December 31,
	2007	2008
Weighted average assumptions to determine net cost:
Discount rate	5.93%	5.92%
Expected return on plan assets	7.24%	7.04%
Rate of compensation increase	3.26%	3.06%

We adjust our discount rate annually in relation to the rate at which the benefits could be effectively settled. Discount rates are set for each plan in reference to the yields available on AA-rated corporate bonds of appropriate currency and duration. The appropriate discount rate is derived by developing an AA-rated corporate bond yield curve in each currency. The discount rate for a given plan is the rate implied by the yield curve for the duration of that plan’s liabilities. In certain countries, where little public information is available on which to base discount rate assumptions, the discount rate is based on government bond yields or other indices and approximate adjustments to allow for the differences in weighted durations for the specific plans and/or allowance for assumed credit spreads between government and AA rated corporate bonds.

The expected return on assets assumption represents our best estimate of the long-term return on plan assets and generally was estimated by computing a weighted average return of the underlying long-term expected returns on the different asset classes, based on the target asset allocations. The expected return on assets assumption is a long-term assumption that is expected to remain the same from one year to the next unless there is a significant change in the target asset allocation, the fees and expenses paid by the plan or market conditions. However, we have adjusted this estimate downward as a result of the recent decline in global market conditions.

The rate of compensation increase assumption is generally based on salary increases.

Plan Assets. The following table presents our retirement plan weighted average asset allocations at December 31, 2008, by asset category:

	Percentage of Plan Assets at December 31, 2008
	U.S.	Foreign
Equity securities	70%	—%
Fixed Income	30%	100%

Total	100%	100%

Investment Policy and Strategy. The investment policy and strategy of the U.S. plan is to invest approximately 75% (60% large cap, 25% small- and mid-cap, 15% international) in equities and approximately 25% in short duration fixed income securities. The trust allows the plan to be invested up to 80% in equities, including shares of our common stock. Rebalancing is undertaken monthly. The investment policy of the U.K. plan is to invest 0% to 40% in equities and 60% to 100% in debt securities. The goal of both plans is to fully fund the plans as soon as possible while investing plan assets prudently. To the extent we maintain plans in other countries, asset diversification ranges are between 5%-30% for equity investments and between 7%-95% for fixed income investments. For each plan, the investment policy is set within both asset return and local statutory requirements.

The following table presents our retirement plan weighted average target asset allocations at December 31, 2008, by asset category:

	Percentage of Plan Assets at December 31, 2008
	U.S.	Foreign
Equity securities	75%	—%
Fixed Income	25%	100%

Total	100%	100%

The following table presents information for pension plans with an accumulated benefit obligation in excess of plan assets at December 31:

	2007		2008
	U.S.	Foreign	U.S.	Foreign
	(Dollars in thousands)
Accumulated benefit obligation	$127,950	$2,191	$123,285	$2,457
Fair value of plan assets	108,745	—	74,860	—

The following table presents information for pension plans with a projected benefit obligation in excess of plan assets at December 31:

	2007		2008
	U.S.	Foreign	U.S.	Foreign
	(Dollars in thousands)
Projected benefit obligation	$127,950	$4,129	$123,285	$1,947
Fair value of plan assets	108,745	1,241	74,860	—

The following table represents projected future pension plan cash flow by year:

	U.S.	Foreign
	(Dollars in thousands)
Expected contributions in 2009:
Expected employer contributions	$4,261	$1,040
Expected employee contributions	—	—

Estimated future benefit payments reflecting expected future service for the fiscal years ending December 31:
2009	8,844	2,661
2010	8,792	2,630
2011	8,825	2,726
2012	8,886	3,185
2013	9,089	3,119
2014-2018	46,419	17,593

Postretirement Benefit Plans

We provide life insurance benefits for eligible retired employees. These benefits are provided through various insurance companies and health care providers. We accrue the estimated net postretirement benefit costs during the employees’ credited service periods.

In July 2002, we amended our U.S. postretirement medical coverage. In 2003 and 2004, we discontinued the Medicare Supplement Plan (for retirees 65 years or older or those eligible for Medicare benefits). This change applied to all U.S. active employees and retirees. In June 2003, we announced the termination of the existing early retiree medical plan for retirees under age 65, effective December 31, 2005. In addition, we limited the amount of retiree’s life insurance after December 31, 2004. These modifications are accounted for prospectively. The impact of these changes is being amortized over the average remaining period to full eligibility of the related postretirement benefits. These amortizations, along with other benefit costs, resulted in a $12.8 million net benefit in 2006, a $5.6 million net benefit in 2007 and a $5.2 million net cost in 2008, reflected in the Consolidated Statements of Operations.

During 2007, we eliminated our retiree medical and life insurance plan in Brazil. As a result, we recorded a $1.3 million curtailment gain in 2007.

The components of our consolidated net postretirement cost (benefit) are set forth in the following table:

	For the Year Ended December 31,
	2006		2007		2008
	U.S.	Foreign	U.S.	Foreign	U.S.	Foreign
	(Dollars in thousands)
Service cost	$28	$321	$26	$465	$26	$345
Interest cost	1,072	1,165	1,052	1,225	1,080	1,134
Amortization	(15,351)	(34)	(7,037)	(31)	2,581	14
Curtailment gain	—	—	—	(1,337)	—	—

	$(14,251)	$1,452	$(5,959)	$322	$3,687	$1,493

Amounts recognized in other comprehensive income:

	For the Year Ended December 31,
	2006		2007		2008
	U.S.	Foreign	U.S.	Foreign	U.S.	Foreign
	(Dollars in thousands)
Net loss (gain)	—	—	1,942	(1,565)	(1,827)	(3,191)
Amortization of prior service cost	—	—	10,982	237	1,090	187
Amortization of initial net asset	—	—	—	77	—	—
Amortization of net (loss) gain	—	—	(3,945)	1,054	(3,671)	(201)
Effect of exchange rates	—	—	—	10	—	(4,020)

Total recognized in other comprehensive income	—	—	8,979	(187)	(4,408)	(7,225)
Total recognized in net post retirement cost (benefit) and other comprehensive income	$(14,251)	$1,452	$3,020	$135	$(721)	$(5,732)

In 2009, we estimate that we will amortize $0.2 million of prior service credit and $3.3 million of actuarial losses from stockholders’ equity into post-retirement cost.

The reconciliation of beginning and ending balances of benefit obligations under, fair value of assets of, and the funded status of, our postretirement plans is set forth in the following table:

	Postretirement Benefits at December 31,
	2007		2008
	U.S.	Foreign	U.S.	Foreign
	(Dollars in thousands)
Changes in Benefit Obligation:
Net benefit obligation at beginning of year	$18,923	$18,724	$19,642	$19,689
Service cost	26	465	26	345
Interest cost	1,052	1,225	1,080	1,134
Foreign currency exchange rates	—	2,013	—	(4,020)
Actuarial (gain) loss	1,942	(532)	(711)	(3,653)
Curtailment	—	(1,033)	—	—
Gross benefits paid	(2,301)	(1,173)	(2,567)	(1,080)

Net benefit obligation at end of year	$19,642	$19,689	$17,470	$12,415

Changes in Plan Assets:
Fair value of plan assets at beginning of year	$—	$—	$—	$—
Employer contributions	2,301	1,173	2,567	1,080
Gross benefits paid	(2,301)	(1,173)	(2,567)	(1,080)

Fair value of plan assets at end of year	$—	$—	$—	$—

Funded status:	$(19,642)	$(19,689)	$(17,470)	$(12,415)

Amounts recognized in accumulated other comprehensive loss:

Initial net asset (obligations)	—	—	—	—
Prior service credit	1,090	(3,235)	—	(2,427)
Net gain (loss)	(36,380)	2,256	(32,000)	4,141

Accumulated other comprehensive income (loss)	(35,290)	(979)	(32,000)	1,714

Amounts recognized in the statement of financial position:
Current liabilities	(2,134)	(1,303)	(1,968)	(892)
Non-current liabilities	(17,508)	(18,386)	(15,502)	(11,522)
Accumulated other comprehensive loss	—	—	—	—

Net amount recognized	$(19,642)	$(19,689)	$(17,470)	$(12,414)

We annually re-evaluate assumptions and estimates used in projecting the postretirement liabilities and expenses. These assumptions and estimates may affect the carrying value of postretirement plan liabilities and expenses in our Consolidated Financial Statements. Assumptions used to determine net postretirement benefit costs and postretirement projected benefit obligation are set forth in the following table:

	Postretirement Benefit Obligations At December 31,
	2007	2008
Weighted average assumptions to determine benefit obligations:
Discount rate	6.31%	6.76%
Health care cost trend on covered charges:
Initial	5.81%	5.78%
Ultimate	4.94%	4.80%
Years to ultimate	6	8

	Postretirement Benefit Costs At December 31,
	2007	2008
Weighted average assumptions to determine net cost:
Discount rate	6.17%	6.31%
Health care cost trend on covered charges:
Initial	5.76%	5.81%
Ultimate	4.79%	4.94%
Years to ultimate	7	6

For 2006, 2007 and 2008, as a result of certain amendments to our U.S. postretirement benefits, health care cost trend rates have no material effect on the amounts reported for net postretirement benefits.

Discount rates are set for each plan in reference to the yields available on AA-rated corporate bonds of appropriate currency and duration. The appropriate discount rate is derived by developing an AA-rated corporate bond yield curve in each currency. The discount rate for a given plan is the rate implied by the yield curve for the duration of that plan’s liabilities. In certain countries, where little public information is available on which to base discount rate assumptions, the discount rate is based on government bond yields or other indices and approximate adjustments to allow for the differences in weighted durations for the specific plans and/or allowance for assumed credit spreads between government and AA-rated corporate bonds.

The following table represents projected future postretirement cash flow by year:

	U.S.	Foreign
	(Dollars in thousands)
Expected contributions in 2009:
Expected employer contributions	$1,968	$892
Expected employee contributions	—	—

Estimated future benefit payments reflecting expected future service for the fiscal years ending December 31:
2009	1,968	892
2010	1,921	894
2011	1,758	914
2012	1,673	933
2013	1,639	945
2014-2018	6,813	5,060

Other Non-Qualified Benefit Plans

Since January 1, 1995, we have established various unfunded, non-qualified supplemental retirement and deferred compensation plans for certain eligible employees. We established benefits protection trusts (collectively, the “Trust”) to partially provide for the benefits of employees participating in these plans. At December 31, 2007 and December 31, 2008, the Trust had assets of approximately $2.0 million and $1.8 million, respectively, which are included in other assets on the Consolidated Balance Sheets. These assets include 55,728 shares of common stock that we contributed to the Trust. These shares, if later sold, could be used for partial funding of our future obligations under certain of our compensation and benefit plans. The shares held in Trust are not considered outstanding for purposes of calculating earnings per share until they are committed to be sold or otherwise used for funding purposes.

Savings Plan

Our employee savings plan provides eligible employees the opportunity for long-term savings and investment. The plan allows employees to contribute up to 5% of pay as a basic contribution and an additional 45% of pay as supplemental contribution. For 2006, 2007, and 2008 we contributed on behalf of each participating employee, in units of a fund that invests entirely in our common stock, 100% on the first 3% contributed by the employee and 50% on the next 2% contributed by the employee. We contributed 201,052 shares in 2007, resulting in an expense of $2.5 million, and 188,527 shares in 2008, resulting in an expense of $2.7 million.

(14)	Restructuring and Impairment Charges

The components of the balance at December 31, 2008 consisted of:

Industrial Materials Segment

•	$0.6 million related to the rationalization of our graphite electrode facilities in France; and

•	$1.4 million related to the closure of our graphite electrode manufacturing operations in Caserta, Italy.

In 2006, we recorded a net restructuring charge of $10.0 million, comprised primarily of charges for our graphite electrode facilities in France, Russia and Italy, and the shutdown of our carbon electrode operations in Columbia, Tennessee.

In 2007, we recorded a net restructuring charge of $1.4 million, comprised primarily of a $0.7 million charge associated with the phase out of our graphite electrode machining and warehousing operations in Clarksville, Tennessee and a $0.5 million associated with changes in estimates related to the timing and amounts of severance and related payments to certain employees in Caserta, Italy.

In 2008, we recorded a net restructuring charge of $0.4 million related to severance and related costs associated with our Switzerland facility.

The restructuring accrual is included in other accrued liabilities and other long-term obligations on the Consolidated Balance Sheets. The following table summarizes activity relating to the accrual:

	Severance and Related Costs	Plant Shutdown and Related Costs	Total
	(Dollars in thousands)
Balance at January 1, 2007	$7,415	$458	$7,873

Restructuring charges	1,018	534	1,552
Change in estimates	26	(209)	(183)
Payments and settlements	(6,288)	(596)	(6,884)
Effect of change in currency exchange rates	222	50	272

Balance at December 31, 2007	$2,393	$237	$2,630

Restructuring charges	348	—	348
Change in estimates	1	—	1
Payments and settlements	(699)	(223)	(922)
Effect of change in currency exchange rates	(91)	14	(77)

Balance at December 31, 2008	$1,952	$28	$1,980

(15)	Management Compensation and Incentive Plans

Stock-Based Compensation

We have historically maintained several stock incentive plans. The plans permitted the granting of options, restricted stock and other awards. At December 31, 2008, the aggregate number of shares authorized under the plans since their initial adoption was 19,300,000.

Stock-Based Compensation under SFAS 123(R)

For the twelve months ended December 31, 2007 and 2008, we recognized $4.6 million and $4.8 million, respectively, in stock-based compensation expense. A majority of the expense, $4.1 million and $4.6 million, respectively, was recorded as selling and administrative in the Consolidated Statements of Operations, with the remaining expense included as cost of sales and research and development.

As of December 31, 2008, the total compensation expense related to non-vested restricted stock and stock options not yet recognized was $2.0 million which will be recognized over the weighted average life of 0.84 years. Note that there are an additional 198,934 shares of restricted stock which will be granted during 2009 and 2010 (99,467 granted in each year) once performance targets for eligible employees are established. The compensation costs for these shares will be determined at the time the performance targets are communicated to eligible employees.

During December 2008, we approved an additional restricted share award program under our long-term incentive plan. Under this new program, a maximum of 597,000 shares of performance shares, which represent the right to receive shares contingent upon the achievement of one or more performance measures, will be issued to eligible employees. This new award is both service and performance based. Eligible employees must remain employed with the company for a 3 year period starting in the first quarter of 2009, and also meet specific performance targets to be determined at the start of each year. As of December 31, 2008, we did not recognize any compensation expense related to this program as the performance targets had not yet been set.

Accounting for Stock-Based Compensation

Restricted Stock. The fair value of restricted stock is based on the trading price of our common stock on the date of grant, less required adjustments to reflect dividends paid and expected forfeitures or cancellations of awards throughout the vesting period, which ranges between one and three years. The weighted average grant date fair value of restricted stock was approximately $7.32 and $9.05 per share for as of December 31, 2007 and 2008, respectively.

Restricted stock activity under the plans for the twelve months ended December 31, 2008 was as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value
Outstanding unvested at January 1, 2008	1,077,300	$7.32
Granted	53,502	$18.84
Vested	(469,016)	$6.18
Forfeited/canceled/expired	(21,634)	$9.17

Outstanding unvested at December 31, 2008	640,152	$9.05

For the twelve months ended December 31, 2008, we granted 53,502 shares of restricted stock to certain directors, officers and employees at prices ranging from $7.51 to $26.02. Of these shares, 16,002 vest one year from the date of grant and 37,500 vest over a three-year period, with one-third of the shares vesting on the anniversary date of the grant in each of the next three years. Unvested shares granted to each employee also vest upon the occurrence of a change in control of GrafTech. Unvested shares will be forfeited upon termination of employment for any reason including death, disability, retirement or lay-off.

Stock Options. Our stock option compensation expense calculated under the fair value method is recognized over the weighted average remaining vesting period of 1.25 years. The weighted-average fair value of options granted and outstanding was $5.63 for the twelve months ended December 31, 2008. The fair values of options granted are estimated on the date of grant using the Black-Scholes option-pricing model. During 2007, we issued 300,000 options. We did not issue any stock options in 2008. The weighted average assumptions used in our Black-Scholes option-pricing model for awards issued in 2007 were as follows:

For the Year Ended December 31, 2007
Dividend yield	0.0%
Expected volatility	67.58%
Risk-free interest rate	4.48%
Expected term in years	6 years

Dividend Yield. A dividend assumption of 0% is used for all grants based on our history of not paying dividends.

Expected Volatility. We estimate the volatility of our common stock at the date of grant based on the historical volatility of our common stock. The volatility factor we use is based on our historical stock prices over the most recent period commensurate with the estimated expected life of the award.

Risk-Free Interest Rate. We base the risk-free interest rate on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Expected Term In Years. The expected life of awards granted represents the time period that the awards are expected to be outstanding. We determine the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and pre-vesting and post-vesting forfeitures.

Stock option activity under the plans for the twelve months ended December 31, 2008 was as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at January 1, 2008	5,079,566	$7.16
Granted	—	—
Vested	—	—
Forfeited/canceled/expired	(599,930)	$10.01
Exercised	(3,120,398)	$7.26

Outstanding at December 31, 2008	1,359,238	$5.63	2.48 years	$521

Stock options outstanding under our plans at December 31, 2008 are as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Prices	Number Exercisable	Weighted-Average Exercise Prices
Time vesting options:
$2.83 to $11.10	1,254,366	2.50 Years	$8.36	954,366	$8.14
$11.60 to $19.06	104,872	2.16 Years	14.61	104,872	14.61

	1,359,238			1,059,238

	Shares	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Options exercisable at December 31, 2008	1,059,238	2.40 years	$521

Incentive Compensation Plans

We have a global incentive program for our worldwide salaried and hourly employees, the Incentive Compensation Program (the “ICP”). The ICP is based primarily on achieving cash flow targets and, to a lesser extent, strategic targets. The balance of our accrued ICP was $23.5 million as of December 31, 2007 and $22.1 million as of December 31, 2008.

(16)	Contingencies

Legal Proceedings

We are involved in various investigations, lawsuits, claims, demands, environmental compliance programs and other legal proceedings arising out of or incidental to the conduct of our business. While it is not possible to determine the ultimate disposition of each of these matters, we do not believe that their ultimate disposition will have a material adverse effect on our financial position, results of operations or cash flows.

Product Warranties

We generally sell products with a limited warranty. We accrue for known warranty claims if a loss is probable and can be reasonably estimated. We also accrue for estimated warranty claims incurred based on a historical claims charge analysis. These warranties are recorded as an adjustment to net sales. Claims accrued but not yet paid amounted to $1.5 million at December 31, 2007 and $0.9 million at December 31, 2008. The following table presents the activity in this accrual for the year ended December 31, 2008:

(Dollars in Thousands)
Balance at December 31, 2007	$1,452
Product warranty charges	2,384
Payments and settlements	(2,923)

Balance at December 31, 2008	$913

(17)	Income Taxes

The following table summarizes the U.S. and non-U.S. components of income (loss) before provision for income taxes, minority interest and income from discontinued operations.

	For the Year Ended December 31,
	2006	2007	2008
	(Dollars in thousands)
U.S.	$(56,787)	$(35,211)	$(8,898)
Non-U.S.	119,041	232,161	271,544

	$62,254	$196,950	$262,646

Total income taxes were allocated as set forth in the following table.

	For the Year Ended December 31,
	2006	2007	2008
	(Dollars in thousands)
Income tax (benefit) expense from continuing Operations	$27,085	$48,327	$62,131
Income tax (benefit) expense from discontinued Operations	5,991	—	—

	$33,076	$48,327	$62,131

Income tax expense (benefit) attributable to income from continuing operations consists of the items set forth in the following table.

	For the Year Ended December 31,
	2006	2007	2008
	(Dollars in thousands)
U.S income taxes:
Current	$128	$10,902	$19,462
Deferred	(773)	1,506	5,883

	$(645)	$12,408	$25,345

Non-U.S. income taxes:
Current	$26,500	$33,211	$39,573
Deferred	1,230	2,708	(2,787)

	$27,730	$35,919	$36,786

We have an income tax exemption from the Brazilian government on income generated from graphite electrode production through 2016. The exemption reduced the net expense associated with income taxes by $2.1 million in 2008 and $0.4 million in 2007. The exemption did not reduce the net expense associated with income taxes for 2006 due to an overall loss position in Brazil.

Income tax expense (benefit) attributable to income from continuing operations differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income from continuing operations as set forth in the following table.

	For the Year Ended December 31,
	2006	2007	2008
	(Dollars in thousands)
Tax at statutory U.S. federal rate	$21,789	$68,934	$91,926
Adjustments to deferred tax asset valuation allowance, net	6,141	(22,904)	(2,186)
Nondeductible expenses/(income) associated with antitrust investigations and related lawsuits and claims	578	—	—

	For the Year Ended December 31,
	2006	2007	2008
	(Dollars in thousands)
State tax expense (benefit) (net of federal tax benefit)	1,287	(3,159)	2,802
Restructuring charges/(reversal) with no tax benefit	2,688	—	—
Impact of statutory tax rate changes	344	—	—
U.S. tax impact of foreign earnings, net of foreign tax Credits	(5,641)	7,606	(36,595)
Non-U.S. tax exemptions, holidays and credits	(674)	(1,912)	(3,763)
Tax effect of permanent differences	1,630	613	7,464
Other	(1,057)	(851)	2,483

Total tax expense (benefit) from continuing operations	$27,085	$48,327	$62,131

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and December 31, 2008 are set forth in the following table.

	At December 31,
	2007	2008
	(Dollars in thousands)
Deferred tax assets:
Fixed assets	$5,123	$1,968
Postretirement and other employee benefits	35,188	44,749
Foreign tax credit and other carryforwards	156,742	71,761
Provision for scheduled plant closings and other Restructurings	—	—
Terminated hedge instruments	—	307
Capitalized research and experimental costs	7,136	5,333
Grants	374	355
Inventory Adjustments	3,308	7,149
Capital Loss	—	8,384
Other	8,379	6,408

Total gross deferred tax assets	216,250	146,414
Less: valuation allowance	(124,507)	(42,854)

Total deferred tax assets	$91,743	$103,560

Deferred tax liabilities:
Fixed assets	$28,959	$31,724
Inventory	6,685	6,088
Undistributed foreign earnings	41,655	26,689
Unrealized foreign currency exchange gain	20,230	28,564
Investment in non-consolidated affiliate	—	28,767
Other	15,703	1,554

Total deferred tax liabilities	113,232	123,386

Net deferred tax asset/(liability)	$(21,489)	$(19,826)

Deferred income tax assets and liabilities are classified on a net current and non-current basis within each tax jurisdiction. Net current deferred income tax assets are included in prepaid expenses and other current assets in the amount of $7.2 million at December 31, 2007 and $11.7 million at December 31, 2008. Net non-current deferred tax assets are separately stated as deferred income taxes in the amount of $17.1 million at December 31, 2007 and $1.9 million at December 31, 2008. Net current deferred tax liabilities are included in Accrued income and other taxes in the amount of $5.6 million at December 31, 2007 and $4.4 million at December 31, 2008. Net non-current deferred tax liabilities are separately stated as deferred income taxes in the amount of $40.2 million at December 31, 2007 and $29.0 million at December 31, 2008.

The change in the total valuation allowance for 2008 was a decrease of $91.3 million. For further information regarding the release valuation allowance relating to our acquisition of Seadrift, refer to Note 5 to the Consolidated Financial Statements. Until we determine that it is more likely than not that we will generate sufficient U.S. taxable income to realize our deferred income tax assets, income tax benefits in the current period will be fully reserved.

Valuation allowance activity for 2008 is as follows (dollars in millions):

Balance at December 31, 2007	$124.5
Credited to income / utilized	(57.7)
Acquisition accounting	(22.4)
Translation adjustment	(2.1)
Other	0.6

Balance at December 31, 2008	$42.9

We have total excess foreign tax credit carryforwards of $40.1 million at December 31, 2008. Of these tax credit carry forwards, $0.1 million expires in 2011, $8.5 million expires in 2012, $1.5 million expires in 2013, $1.0 million expires in 2014, $24.4 million expires in 2015, and $4.6 million expires in 2016.

In addition, we have state carryforwards on a gross tax affected basis of $16.2 million, which can be carried forward from 5 to 20 years. Based upon the level of historical taxable income and projections of future taxable income over the periods during which these credits are utilizable, we do not believe it is more likely than not that we will realize the tax benefits of these deferred tax assets, and have set up a full valuation allowances against these carryforwards at December 31, 2008. The amount of state net operating loss carryforwards reflected in the table above has been reduced by $1.4 million as a result of unrealized stock option deductions.

The Company has foreign loss carryforwards on a gross tax affected basis of $13.1 million, which can be carried forward from 5 years to indefinitely.

As of December 31, 2008, we had unrecognized tax benefits of $10.8 million, of which $10.8 million would have a favorable impact on our effective tax rate. However, for the majority of the unrecognized tax benefits, there would be no rate impact since they relate to items for which a valuation allowance is currently recorded. We have elected to report interest and penalties related to uncertain tax positions as income tax expense. Accrued interest and penalties were $1.3 million as of December 31, 2007 and $0.5 million as of December 31, 2008. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	(Dollars in millions)
	2007	2008
Balance at January 1	$5.2	$5.1
Additions based on tax positions related to the current year	—	0.5
Additions for tax positions of prior years	—	8.4
Reductions for tax positions of prior years	—	(0.1)
Lapse of Statute of Limitation	(0.8)	(2.7)
Foreign currency impact	0.7	(0.4)

Balance at December 31	$5.1	$10.8

It is anticipated that the amount of unrecognized tax benefits will change by up to $6.1 million due to the expiration of the statute of limitations in 2009.

The company files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. We are currently under federal audit in the U.S. for tax year 2004. All U.S. tax years prior to 2003 are closed by statute or have been audited and settled with the domestic tax authorities. We are also under federal audit in France from 2005-2007, and in Russia from 2006-2007. Generally, tax years beginning after 2003 are still open to examination by foreign taxing authorities.

Subsequent to December 31, 2007, the 2004 “check the box” election that was made for our Swiss subsidiary was determined to be invalid. Our South Africa, U.K. and French subsidiaries remain “check the box” entities. However, the current earnings of all of these subsidiaries from 2004-2007 were still considered to be repatriated to the U.S. under the principles of APB 23, Accounting for Income Taxes – Special Areas. We established a deferred tax liability of $41.7 million in 2007 associated with this repatriation. Foreign tax credit carryforwards and related valuation allowances were adjusted by a corresponding net amount, resulting in no overall federal impact. As of December 31, 2007, net U.S. deferred tax assets decreased by a cumulative $1.5 million as a result of this event and are not significant to our overall financial position. The $1.5 million relates to a deferred tax asset for our state tax net operating loss carryforward which decreased as a result of our post-event assessment of the likelihood that such deferred tax asset would be realized.

In 2008, the current earnings of these subsidiaries were still considered to be repatriated to the U.S. under the principles of APB 23. We have a deferred tax liability of $26.7 million associated with this repatriation as of December 31, 2008.

We have not provided for U.S. income taxes or foreign withholding taxes on the remaining undistributed earnings of our foreign subsidiaries which are considered to be permanently reinvested. These earnings would be taxable upon the sale or liquidation of these foreign subsidiaries, or upon the remittance of dividends. While the measurement of the unrecognized U.S. income taxes with respect to these earnings is not practicable, foreign tax credits would be available to offset some or all of any portion of such earnings that are remitted as dividends.

(18)	Earnings Per Share

The following table shows the information used in the calculation of our basic and diluted earnings (loss) per share as of December 31:

	2006	2007	2008
	(Dollars in thousands)
Net income, as reported	$84,371	$146,241	$200,515
Add: Interest on previously held Debentures, net of tax benefit	—	12,075	6,125
Add: Amortization of previously held Debentures issuance costs, net of tax benefit	—	789	370

Net income, as adjusted	$84,371	$159,105	$207,010

Weighted average common shares outstanding for basic calculation	97,965,183	100,467,604	111,447,172
Add: Effect of stock options and restricted stock	616,333	2,304,351	1,333,789
Add: Effect of previously held Debentures	—	13,570,560	6,258,337

Weighted average common shares outstanding for diluted calculation	98,581,516	116,342,515	119,039,298

The calculation of weighted average common shares outstanding for the diluted calculation excludes consideration of stock options covering 9,254,688 shares in 2006, 2,446,276 shares in 2007 and 19,451 shares in 2008 because the exercise of these options would not have been dilutive for those periods due to the fact that the exercise prices were greater than the weighted average market price of our common stock for each of the applicable periods.

The calculation of the 2006 diluted earnings per share excludes the effect of the Debentures as they would have been anti-dilutive.

(19)	Financial Information About the Issuer, the Guarantors of Our Debt Securities and Subsidiaries Whose Securities Secure the Senior Notes and Related Guarantees

On February 15, 2002, GrafTech Finance (“Finco”), a direct subsidiary of GTI (the “Parent”), issued $400 million aggregate principal amount of Senior Notes and, on May 6, 2002, $150 million aggregate principal amount of additional Senior Notes. All of the Senior Notes have been issued under a single Indenture and constitute a single class of debt securities. The Senior Notes mature on February 15, 2012. The Senior Notes have been guaranteed on a senior basis by the Parent and the following wholly-owned direct and indirect subsidiaries of the Parent: GrafTech Global, GrafTech International Holdings Inc., GrafTech International Trading Inc., and GrafTech Technology LLC. The Parent, Finco and these subsidiaries together hold a substantial majority of our U.S. assets.

On January 22, 2004, the Parent issued $225 million aggregate principal amount of Debentures. The guarantors of the Debentures were the same as the guarantors of the Senior Notes, except for Parent (which was the issuer of the Debentures but a guarantor of the Senior Notes) and Finco (which was a guarantor of the Debentures but the issuer of the Senior Notes). The Parent and Finco are both obligors on the Senior Notes and were both obligors in the Debentures, although in different capacities.

The Debentures were called for redemption during 2008. In connection therewith, the entire $225 million outstanding principal amount of the Debentures was either converted into shares of common stock or redeemed and the obligations of the guarantors of the Debentures under the applicable guarantees thereof were released. The guarantees of the Senior Notes remain in full force and effect.

The guarantors of the Senior Notes, solely in their respective capacities as such, are collectively called the “U.S. Guarantors.” Our other subsidiaries, which are not guarantors of the Senior Notes, are called the “Non-Guarantors.”

All of the guarantees are unsecured. All of the guarantees are full, unconditional and joint and several. Finco and each of the other U.S. Guarantors (other than the Parent) are 100% owned, directly or indirectly, by the Parent. All of the guarantees of the Senior Notes continue until the Senior Notes have been paid in full, and payment under such guarantees could be required immediately upon the occurrence of an event of default under the Senior Notes. If a guarantor makes a payment under its guarantee of the Senior Notes, it would have the right under certain circumstances to seek contribution from the other guarantors of the Senior Notes.

Provisions in the Revolving Facility restrict the payment of dividends by our subsidiaries to the Parent. At December 31, 2008, retained earnings of our subsidiaries subject to such restrictions were approximately $1,299 million. Investments in subsidiaries are recorded on the equity basis.

The following tables set forth condensed consolidating balance sheets at December 31, 2007 and December 31, 2008 and condensed consolidating statements of operations and cash flows for each of the years in the three-year period ended December 31, 2008 of the Parent, Finco, all other U.S. Guarantors and the Non-Guarantors.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

Condensed Consolidating Balance Sheet

at December 31, 2007

	Parent (Guarantor of Senior Notes)	Finco (Issuer of Senior Notes)	All Other U.S. Guarantors	Non- Guarantors	Consolidation/ Eliminations	Consolidated
			(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$168	$31,021	$—	$23,670	$(118)	$54,741
Intercompany loans	—	155,568	—	495,849	(651,417)	—
Intercompany accounts receivable	—	8,446	—	7,525	(15,971)	—
Accounts receivable - third party	—	—	25,945	132,541	—	158,486

Accounts and notes receivable, net	—	164,014	25,945	635,915	(667,388)	158,486
Inventories	—	—	46,674	238,759	—	285,433
Prepaid expenses and other current assets	—	13	4,585	5,535	—	10,133

Total current assets	168	195,048	77,204	903,879	(667,506)	508,793

Property, plant and equipment, net	—	—	74,464	241,990	—	316,454
Deferred income taxes	10,025	—	850	6,404	(110)	17,169
Intercompany loans	—	585,739	—	—	(585,739)	—
Investments in affiliates	333,897	—	330,848	—	(664,745)	—
Goodwill	—	—	—	9,683	—	9,683
Other assets	2,368	7,013	5,197	7,654	—	22,232
Assets held for sale	—	—	—	—	—	—
Restricted cash	—	—	—	1,547	—	1,547

Total assets	$346,458	$787,800	$488,563	$1,171,157	$(1,918,100)	$875,878

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$—	$—	$10,709	$43,751	$(118)	$54,342
Interest payable	1,676	7,949	—	8	—	9,633
Intercompany loans	—	503,373	142,775	21,240	(667,388)	—
Third party loans	—	—	—	1,014	—	1,014

Short-term debt	—	503,373	142,775	22,254	(667,388)	1,014
Accrued income and other taxes	—	—	2,780	27,216	—	29,996
Other accrued liabilities	—	99	29,582	79,018	—	108,699

Total current liabilities	1,676	511,421	185,846	172,247	(667,506)	203,684

Long-term debt	196,355	202,551	—	680	—	399,586
Intercompany loans	—	—	—	585,739	(585,739)	—
Other long-term obligations	—	—	42,648	51,362	—	94,010
Payable to equity of investees	—	—	—	—	—	—
Deferred income taxes	10,025	—	—	30,281	(110)	40,196
Stockholders’ equity	138,402	73,828	260,069	330,848	(664,745)	138,402

Total liabilities and stockholders’ equity	$346,458	$787,800	$488,563	$1,171,157	$(1,918,100)	$875,878

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

Condensed Consolidating Balance Sheet

at December 31, 2008

	Parent (Guarantor of Senior Notes)	Finco (Issuer of Senior Notes)	All Other U.S. Guarantors	Non- Guarantors	Consolidation/ Eliminations	Consolidated
			(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$131	$713	$341	$10,479	$—	$11,664
Intercompany loans	—	244,463	—	684,297	(928,760)	—
Intercompany accounts receivable	—	9,846	—	9,880	(19,726)	—
Accounts receivable - third party	—	—	26,783	120,203	—	146,986

Accounts and notes receivable, net	—	254,309	26,783	814,380	(948,486)	146,986
Inventories	—	—	56,091	234,306	—	290,397
Prepaid expenses and other current assets	—	13	9,040	5,323	—	14,376

Total current assets	131	255,035	92,255	1,064,488	(948,486)	463,423

Property, plant and equipment, net	—	—	84,178	253,192	—	337,370
Deferred income taxes	—	—	—	1,907	—	1,907
Intercompany loans	—	558,433	—	—	(558,433)	—
Investments in affiliates	504,459	—	512,097	—	(1,016,556)	—
Goodwill	—	—	—	7,166	—	7,166
Other assets	—	2,355	5,155	5,377	—	12,887
Investment in non-consolidated affiliate	—	—	118,925	—	—	118,925
Restricted cash	—	—	—	1,451	—	1,451

Total assets	$504,590	$815,823	$812,610	$1,333,581	$(2,523,475)	$943,129

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$—	$—	$9,032	$46,100	$—	$55,132
Interest payable	—	943	—	10	—	953
Intercompany loans	—	694,177	237,645	16,664	(948,486)	—
Third party loans	—	6,700	—	2,647	—	9,347

Short-term debt	—	700,877	237,645	19,311	(948,486)	9,347
Accrued income and other taxes	—	—	4,838	30,023	—	34,861
Other accrued liabilities	—	685	37,734	101,911	—	140,330

Total current liabilities	—	702,505	289,249	197,355	(948,486)	240,623

Long-term debt	—	50,135	—	422	—	50,557
Intercompany loans	—	—	—	558,433	(558,433)	—
Other long-term obligations	—	—	75,945	42,327	—	118,272
Deferred income taxes	—	—	6,140	22,947	—	29,087
Stockholders’ equity	504,590	63,183	441,276	512,097	(1,016,556)	504,590

Total liabilities and stockholders’ equity	$504,590	$815,823	$812,610	$1,333,581	$(2,523,475)	$943,129

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

for the year ended December 31, 2006

	Parent (Guarantor of Senior Notes)	Finco (Issuer of Senior Notes)	All Other U.S. Guarantors	Non- Guarantors	Consolidation/ Eliminations	Consolidated
	(Dollars in thousands)

Net sales	$—	$—	$240,610	$614,823	$—	$855,433
Cost of sales	—	37	210,139	405,450	—	615,626

Gross profit	—	(37)	30,471	209,373	—	239,807

Research and development	—	—	10,318	240	—	10,558
Selling, administrative and other expenses	—	54	61,878	39,942		101,874
Restructuring charges	19	—	5,042	4,895	—	9,956
Impairment loss on long-lived and other assets	—	—	7,404	3,060	—	10,464

Operating income	(19)	(91)	(54,171)	161,236		106,955

Antitrust investigations and related lawsuits and claims	—	—	2,513	—	—	2,513
Other (income) expense, net	17	(52,786)	2,231	(14,611)	54,807	(10,342)
Interest expense	12,190	55,634	10,792	29,678	(54,807)	53,487
Interest income	—	(387)	(4)	(566)	—	(957)

Income (loss) from continuing operations before provision for (benefit from) income taxes and minority stockholders’ share of income (loss)	(12,226)	(2,552)	(69,703)	146,735	—	62,254
Provision for (benefit from) income taxes	6,048	1,133	(7,709)	27,613	—	27,085

Income (loss) from continuing operations before minority interest	(18,274)	(3,685)	(61,994)	119,122	—	35,169
Minority stockholders’ share of income (loss)	—	—	(213)	(55)	—	(268)

Income (loss) from continuing operations	(18,274)	(3,685)	(61,781)	119,177	—	35,437
Income (loss) from discontinued operations, (including gain from sale of discontinued operations of $58,631), net of tax	20,030	—	4,462	24,442	—	48,934
Equity in earnings of subsidiaries	82,615	—	143,619	—	(226,234)	—

Net income (loss)	$84,371	$(3,685)	$86,300	$143,619	$(226,234)	$84,371

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

for the year ended December 31, 2007

	Parent (Guarantor of Senior Notes)	Finco (Issuer of Senior Notes)	All Other U.S. Guarantors	Non- Guarantors	Consolidation/ Eliminations	Consolidated
	(Dollars in thousands)

Net sales	$—	$—	$225,520	$779,298	$—	$1,004,818
Cost of sales	—	—	190,661	486,846	—	677,507

Gross profit	—	—	34,859	292,452	—	327,311

Research and development	—	—	8,467	83	—	8,550
Selling, administrative and other expenses	—	—	56,253	35,880	—	92,133
Restructuring charges	—	—	766	603	—	1,369
Impairment loss on long-lived assets	—	—	—	—	—	—

Operating income	—	—	(30,627)	255,886		225,259

Antitrust investigations and related lawsuits and claims	—	—	—	—	—	—
Other (income) expense, net	—	(29,818)	3,403	(60,323)	73,318	(13,420)
Interest expense	12,860	53,827	10,885	39,155	(73,318)	43,409
Interest income	—	(820)	(28)	(832)	—	(1,680)

Income (loss) from continuing operations before provision for (benefit from) income taxes and minority stockholders’ share of income (loss)	(12,860)	(23,189)	(44,887)	277,886	—	196,950
Provision for (benefit from) income taxes	(2,344)	17,541	(3,705)	36,835	—	48,327

Income (loss) from continuing operations	(10,516)	(40,730)	(41,182)	241,051	—	148,623
Minority stockholders’ share of income (loss)	—	—	(138)	88	—	(50)

Income (loss) from continuing operations	(10,516)	(40,730)	(41,044)	240,963	—	148,673
Loss from discontinued operations, net of tax	—	—	—	(2,432)	—	(2,432)
Equity in earnings of subsidiaries	156,757	—	238,531	—	(395,288)	—

Net income (loss)	$146,241	$(40,730)	$197,487	$238,531	$(395,288)	$146,241

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

for the year ended December 31, 2008

	Parent (Guarantor of Senior Notes)	Finco (Issuer of Senior Notes)	All Other U.S. Guarantors	Non- Guarantors	Consolidation/ Eliminations	Consolidated
	(Dollars in thousands)

Net sales	$—	$—	$270,424	$919,814	$—	$1,190,238
Cost of sales	—	—	185,005	571,448	—	756,453

Gross profit	—	—	85,419	348,366	—	433,785

Research and development	—	—	8,893	93	—	8,986
Selling, administrative and other expenses	—	—	59,960	35,797		95,757
Restructuring charges	—	—	—	349	—	349
Impairment loss on long-lived and other assets	—	—	—	—	—	—

Operating income	—	—	16,566	312,127		328,693

Equity in earnings of and write-down of investment in non-consolidated affiliate	—	—	36,256	—	—	36,256
Other (income) expense, net	4,999	(46,043)	18,591	(52,362)	86,393	11,578
Interest expense	6,495	48,245	10,177	40,826	(86,393)	19,350
Interest income	—	(211)	—	(926)	—	(1,137)

Income (loss) from continuing operations before provision for (benefit from) income taxes and minority stockholders’ share of income (loss)	(11,494)	(1,991)	(48,458)	324,589	—	262,646
Provision for (benefit from) income taxes	9,903	1,123	14,316	36,789	—	62,131

Income (loss) from continuing operations before minority interest	(21,397)	(3,114)	(62,774)	287,800	—	200,515
Minority stockholders’ share of income (loss)	—	—	—	—	—	—

Income (loss) from continuing operations	(21,397)	(3,114)	(62,774)	287,800	—	200,515
Income (loss) from discontinued operations	—	—	—	—	—	—
Equity in earnings of subsidiaries	221,912	—	287,800	—	(509,712)	—

Net income (loss)	$200,515	$(3,114)	$225,026	$287,800	$(509,712)	$200,515

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows

for the year ended December 31, 2006

	Parent (Guarantor of Senior Notes)	Finco (Issuer of Senior Notes)	All Other U.S. Guarantors	Non- Guarantors	Consolidation/ Eliminations	Consolidated
	(Dollars in thousands)
Cash flow from operating activities:
Net Income (loss)	$84,371	$(3,685)	$86,300	$143,619	$(226,234)	$84,371
Adjustment to reconcile net income (loss) to net cash (used in) provided by operations:
(Income) loss from discontinued operations (including gain from the sale of discontinued operations of $58,631 in 2006), net of tax	(20,031)	—	(4,462)	(24,441)	—	(48,934)
Depreciation and amortization	—	—	7,271	31,853	—	39,124
Deferred income taxes	—	1,134	3,574	(3,251)	—	1,457
Antitrust investigations and related lawsuits and claims	—	—	258	—	—	258
Restructuring charges	19	—	5,042	4,895	—	9,956
Impairment loss on long-lived and other assets	—	—	7,404	3,060	—	10,464
Interest expense	7,793	2,366	(532)	—	—	9,627
Post retirement plan changes	—	—	(13,822)	1,023	—	(12,799)
Loss on sale of assets	—	—	(2,717)	(1,257)	—	(3,974)
Other (credits) charges, net	(72,234)	37,425	(176,291)	(7,857)	226,228	7,271
(Increase) decrease in working capital	(160)	(89)	1,511	(25,133)	(36)	(23,907)
Long term assets and liabilities	—	—	(1,332)	(7,401)	—	(8,733)

Net cash used in operating activities	(242)	37,151	(87,796)	115,110	(42)	64,181

Cash flow from investing activities:
Intercompany loans receivable/payable/debt	—	127,010	67,458	(194,468)	—	—
Capital expenditures	—	—	(11,763)	(34,272)	—	(46,035)
Patent capitalization	—	—	(875)	—	—	(875)
Purchase of derivative investments	—	—	—	(266)	—	(266)
Proceeds from sale of assets	—	—	32,717	132,997	—	165,714

Net cash used in investing activities	—	127,010	87,537	(96,009)	—	118,538

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	—	—	223	(995)	—	(772)
Revolving Facility borrowings	—	510,042	—	—	—	510,042
Revolving Facility reductions	—	(549,042)	—	(46)	—	(549,088)
Proceeds from exercise of stock options	462	—	—	—	—	462
Purchase of treasury shares	(212)	—	—	—	—	(212)

Net cash provided by financing activities	250	(39,000)	223	(1,041)	—	(39,568)

Net increase (decrease) in cash and cash equivalents	8	125,161	(36)	18,060	(42)	143,151
Effect of exchange rate changes on cash and cash equivalents	—	—	—	398	—	398
Cash and cash equivalents at beginning of period	143	—	36	5,877	(88)	5,968

Cash and cash equivalents at end of period	$151	$125,161	$—	$24,335	$(130)	$149,517

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows

for the year ended December 31, 2007

	Parent (Guarantor of Senior Notes)	Finco (Issuer of Senior Notes)	All Other U.S. Guarantors	Non- Guarantors	Consolidation/ Eliminations	Consolidated
	(Dollars in thousands)
Cash flow from operating activities:
Net Income (loss)	$146,241	$(40,730)	$197,487	$238,531	$(395,288)	$146,241
Adjustment to reconcile net income (loss) to net cash (used in) provided by operations:
(Income) loss from discontinued operations net of tax	—	—	—	2,432	—	2,432
Depreciation and amortization	—	—	6,913	32,092	—	39,005
Deferred income taxes	—	—	1,511	2,702	—	4,213
Restructuring charges	—	—	764	605	—	1,369
Interest expense	8,532	2,433	(113)	—	—	10,852
Post retirement plan changes	—	—	(5,959)	322	—	(5,637)
Gain on sale of assets	—	—	(244)	(29,617)	—	(29,861)
Other (credits) charges, net	50,127	(32,380)	(169,879)	319,249	(150,930)	16,187
(Increase) decrease in working capital	(1,939)	(156,894)	(8,270)	(535,676)	666,103	(36,676)
Long term assets and liabilities	—	—	(9,718)	(7,635)	—	(17,353)

Net cash used in operating activities	202,961	(227,571)	12,492	23,005	119,885	130,772

Cash flow from investing activities:
Intercompany loans receivable/payable/debt	—	133,873	—	(13,988)	(119,885)	—
Capital expenditures	—	—	(11,150)	(39,667)	—	(50,817)
Patent capitalization	—	—	(659)	—	—	(659)
Proceeds from sale of assets	—	—	58	29,687	—	29,745
Purchase price adjustments	—	—	—	(2,794)	—	(2,794)
Increase in restricted cash	—	—	—	(1,547)	—	(1,547)
Purchase of derivative instruments	—	(144)	—	—	—	(144)
Sale of investments	—	—	—	1,151	—	1,151
Payments for dissolution of joint venture	—	—	(200)	—	—	(200)
Payments for minority share redemption	—	—	(541)	(719)	—	(1,260)

Net cash used in investing activities	—	133,729	(12,492)	(27,877)	(119,885)	(26,525)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	—	—	—	414	—	414
Revolving Facility borrowings	—	241,625	—	—	—	241,625
Revolving Facility reductions	—	(241,922)	—	—	—	(241,922)
Long-term debt reductions	(234,310)	—	—	—	—	(234,310)
Proceeds from exercise of stock options	22,994	—	—	—	—	22,994
Excess tax benefit from stock-based compensation	8,372	—	—	—	—	8,372
Proceeds from long-term financing obligations	—	—	—	2,940	—	2,940

Net cash provided by financing activities	(202,944)	(297)	—	3,354	—	(199,887)

Net increase (decrease) in cash and cash equivalents	17	(94,139)	—	(1,518)	—	(95,640)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	864	—	864
Cash and cash equivalents at beginning of period	151	125,160	—	24,324	(118)	149,517

Cash and cash equivalents at end of period	$168	$31,021	$—	$23,670	$(118)	$54,741

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows

for the year ended December 31, 2008

	Parent (Guarantor of Senior Notes)	Finco (Issuer of Senior Notes)	All Other U.S. Guarantors	Non- Guarantors	Consolidation/ Eliminations	Consolidated
	(Dollars in thousands)
Cash flow from operating activities:
Net income	$200,515	$(3,114)	$225,026	$287,800	$(509,712)	$200,515
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	—	—	6,708	28,719	—	35,427
Deferred income taxes	9,903	—	(4,019)	(2,835)	—	3,049
Restructuring charges	—	—	—	349	—	349
Equity in earnings of and write down of investment in non-consolidated affiliate	—	—	36,256	—	—	36,256
Post retirement and pension plan changes	—	—	6,239	795	—	7,034
Currency (gains) losses	—	—	—	(7,681)	—	(7,681)
Stock based compensation	4,903	—	—	—	—	4,903
Interest expense	5,388	2,429	(41)	—	—	7,776
Gain on sale of assets	—	—	—	(52)	—	(52)
Other (credits) charges, net	(249,343)	87,495	(207,893)	135,326	229,175	(5,240)
Dividends from non-consolidated affiliate	—	—	553	—	—	553
(Increase) decrease in working capital	(1,676)	(96,715)	(3,643)	(198,540)	280,655	(19,919)
(Increase) decrease long-term assets and liabilities	—	—	(5,939)	(8,395)	—	(14,334)

Net cash provided by operating activities	(30,310)	(9,905)	53,247	235,486	118	248,636

Cash flow from investing activities:
Intercompany loans payable/receivable	—	131,002	93,514	(224,516)	—	—
Capital expenditures	—	—	(16,449)	(55,505)	—	(71,954)
Investment in non-consolidated affiliate	—	—	(136,467)	—	—	(136,467)
Loss from derivative instruments	—	(1,731)	—	—	—	(1,731)
Proceeds from sale of assets	—	—	—	198	—	198
Net change in restricted cash	—	—	—	96	—	96

Net cash used in investing activities	—	129,271	(59,402)	(279,727)	—	(209,858)

Cash flow from financing activities:
Short-term debt (reductions) borrowings, net	—		6,496	3,203	—	9,699
Revolving Facility borrowings	—	180,000	—	—	—	180,000
Revolving Facility payments	—	(150,000)	—	—	—	(150,000)
Principal payments on long-term debt	—	(179,674)	—	—	—	(179,674)
Supply chain financing	—	—	—	30,115	—	30,115
Principal payments under capital leases	—	—	—	(93)	—	(93)
Proceeds from exercise of stock options	37,162	—	—	—	—	37,162
Purchase of treasury shares	14,327	—	—	—	—	14,327
Excess tax benefit from stock-based compensation	(21,216)	—	—	—	—	(21,216)
Long-term financing obligation	—	—	—	(535)	—	(535)

Net cash used in financing activities	30,273	(149,674)	6,496	32,690	—	(80,215)

Net change in cash and cash equivalents	(37)	(30,308)	341	(11,551)	118	(41,437)
Effect of exchange rates on cash and equivalents	—	—	—	(1,640)	—	(1,640)
Cash and cash equivalents at beginning of period	168	31,021	—	23,670	(118)	54,741

Cash and cash equivalents at end of period	$131	$713	$341	$10,479	$—	$11,664

Unsecured intercompany term notes and unsecured guarantees of those unsecured intercompany term notes by certain of our foreign subsidiaries have been pledged by GrafTech Finance to secure the Senior Notes, subject to the limitation that at no time will the combined value of the pledged portion of any foreign subsidiary’s unsecured intercompany term note and unsecured guarantee of unsecured intercompany term notes issued by other foreign subsidiaries exceed 19.99% of the principal amount of the then outstanding Senior Notes.

Rule 3-16 of Regulation S-X adopted by the SEC provides that, for each of the registrant’s affiliates whose securities constitute a “substantial” portion of the collateral for registered securities, financial statements (that would be required to be filed if the affiliate were a registrant) must be filed with an annual report on Form 10-K. Under Rule 3-16(b), securities of a person will be deemed to constitute a “substantial” portion of the collateral if the aggregate principal amount, par value, or book value of securities as carried by the registrant, or the market value of such securities, whichever is the greatest, equals 20% or more of the principal amount of the registered securities. In this case, the pledges of the unsecured intercompany term notes and related guarantees have been limited such that they will never be more than 19.99% of the principal amount of the then outstanding Senior Notes. Therefore, no such financial statements are required to be included in this Report.

(20)	Discontinued Operations

On December 5, 2006, we completed the sale of our 70% equity interest in Carbone Savoie and other assets used in and liabilities related to our former cathode business to Alcan France, for approximately $135.0 million less certain price adjustments and the purchaser’s assumption of liabilities. The gain recognized from this sale was $58.6 million, net of income taxes of $6.0 million. In addition to the $135.0 million purchase price, we received $16.3 million for the settlement of existing intercompany accounts payable with our remaining entities in France. Our cathodes operations were previously included in synthetic graphite for segment presentation in accordance with SFAS No. 131. As a result of this sale, under SFAS No. 144, the cathode business is reflected as a discontinued operation. We have reflected prior year results of the cathode business as a discontinued operation on the Consolidated Statements of Operations. Interest expense was allocated to discontinued operations based on the ratio of fixed assets included in the sale over total consolidated fixed assets in accordance with EITF 87-24, Allocation of Interest to Discontinued Operations.

The following table sets forth the results of the discontinued operation.

For year ended December 31, 2006
(Dollars in thousands)
Net sales	$114,268
Cost of sales	96,100

Gross profit	18,168

Selling, general and administrative expenses	10,654

Other (income) expense, net	1,957
Interest expense	9,736
Interest income	(39)

Income (loss) before provision for income taxes	(4,140)
Gain on sale of discontinued operations	58,631

Provision for income taxes	5,991
Less: minority stockholders share of loss	(434)

Income (loss) from discontinued operations	$48,934

Basic income (loss) per common share	$0.50
Diluted income (loss) per common share	$0.43

During 2007, we recorded a $2.4 million, net of tax, charge related to the finalization of purchase price adjustments stated in the contract and other transaction related items.

(21)	Accumulated Other Comprehensive Loss

The balance in our accumulated other comprehensive loss is set forth in the following table:

	For year ended December 31,
	2007	2008
	(Dollars in thousands)
Foreign currency translation adjustments, net of tax	$224,964	$280,484
Unrealized losses on securities, net of tax	(1,000)	908
Amortization of prior service costs and unrecognized gains and losses, net of tax	54,352	74,568

	$278,316	$355,960